   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                    Issuer of Senior Notes registered hereby
                         ALLIANT ENERGY RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

          WISCONSIN                                        6719                                       39-1605561
 (State or other jurisdiction    (Primary Standard Industrial Classification Code Number)          (I.R.S. Employer
      of incorporation)                                                                          Identification No.)

                              ALLIANT ENERGY TOWER
                              200 FIRST STREET SE
                            CEDAR RAPIDS, IOWA 52401
                                 (319) 398-4411
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Guarantor of Senior Notes registered hereby
                           ALLIANT ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

          WISCONSIN                                        6719                                       39-1380265
 (State or other jurisdiction    (Primary Standard Industrial Classification Code Number)          (I.R.S. Employer
      of incorporation)                                                                          Identification No.)

                           222 WEST WASHINGTON AVENUE
                            MADISON, WISCONSIN 53703
                                 (608) 252-3311
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     EDWARD M. GLEASON                                                Copies to:
      VICE PRESIDENT-TREASURER AND CORPORATE SECRETARY
               ALLIANT ENERGY RESOURCES, INC.                               BENJAMIN F. GARMER, III, ESQ.
                 ALLIANT ENERGY CORPORATION                                        FOLEY & LARDNER
                 222 WEST WASHINGTON AVENUE                                   777 EAST WISCONSIN AVENUE
                  MADISON, WISCONSIN 53703                                    MILWAUKEE, WISCONSIN 53202
                       (608) 252-3311                                               (414) 271-2400
 (Name, address, including zip code, and telephone number,
         including area code, of agent for service)

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Exchange Offer referred to herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM          PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF                AMOUNT TO BE           OFFERING PRICE PER        AGGREGATE OFFERING
    SECURITIES TO BE REGISTERED              REGISTERED                 NOTE(1)                    PRICE
-----------------------------------------------------------------------------------------------------------------
7% New Senior Notes due 2011(2)....         $300,000,000                  100%                  $300,000,000
-----------------------------------------------------------------------------------------------------------------
Guarantees for the New Senior Notes
  due 2011(3)......................              $0                        0%                        $0
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

-----------------------------------  ----------------------

      TITLE OF EACH CLASS OF               AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTRATION FEE
-----------------------------------  ----------------------
7% New Senior Notes due 2011(2)....         $71,700
----------------------------------------------------------------------------------
Guarantees for the New Senior Notes
  due 2011(3)......................            $0
---------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee.
(2) Calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.
                             ---------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated December 13, 2001
PROSPECTUS

                             [ALLIANT ENERGY LOGO]

                         ALLIANT ENERGY RESOURCES, INC.
                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                            7% SENIOR NOTES DUE 2011
                   $300,000,000 PRINCIPAL AMOUNT OUTSTANDING
                                      FOR
                          NEW 7% SENIOR NOTES DUE 2011
                         $300,000,000 PRINCIPAL AMOUNT

                             ----------------------

- We are offering to exchange new registered 7% Senior Notes due 2011 for all of our outstanding unregistered 7% Senior Notes due 2011.

- The exchange offer expires at 5:00 p.m., New York City time, on             ,
  2002, unless we extend it.

- The terms of the new senior notes are substantially identical to those of the old senior notes, except that the new senior notes will not have securities law transfer restrictions and registration rights relating to the old senior notes and the new senior notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

- Our parent, Alliant Energy Corporation, will fully and unconditionally guarantee the new senior notes.

- All outstanding senior notes that are validly tendered and not validly withdrawn will be exchanged.

- You may withdraw your tender of old senior notes any time before the exchange offer expires.

- We will not receive any proceeds from the exchange offer.

- No established trading market for the new senior notes currently exists. The new senior notes will not be listed on any securities exchange or included in any automated quotation system.

- The exchange of senior notes will not be a taxable event for U.S. federal income tax purposes.

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE DECIDING TO EXCHANGE YOUR OLD SENIOR NOTES FOR NEW SENIOR NOTES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

              The date of this prospectus is                     .

                                     [MAP]

                               TABLE OF CONTENTS

Prospectus Summary..........................................    5
Risk Factors................................................   13
Forward-Looking Statements..................................   15
Where You Can Find More Information.........................   16
Use of Proceeds.............................................   17
Capitalization..............................................   17
The Exchange Offer..........................................   18
Business....................................................   26
Description of Other Outstanding Indebtedness...............   39
Description of the New Senior Notes.........................   40
United States Federal Income Tax Considerations.............   54
Plan of Distribution........................................   55
Legal Matters...............................................   55
Experts.....................................................   55

                             ----------------------

     In this prospectus, "we," "us" and "our" refer to Alliant Energy Resources, Inc.

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US AND ALLIANT ENERGY CORPORATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE YOU WITHOUT CHARGE UPON YOUR REQUEST, A COPY OF ANY DOCUMENTS THAT WE INCORPORATE BY REFERENCE, OTHER THAN EXHIBITS TO THOSE DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO THOSE DOCUMENTS. YOU MAY REQUEST A COPY OF A DOCUMENT BY WRITING TO EDWARD M. GLEASON, VICE PRESIDENT-TREASURER AND CORPORATE SECRETARY, ALLIANT ENERGY CORPORATION, 222 WEST WASHINGTON AVENUE, MADISON, WISCONSIN 53703, OR BY CALLING MR. GLEASON AT (608) 252-3311. TO ENSURE TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE COMPLETION OF THE EXCHANGE OFFER.
THEREFORE, YOU MUST MAKE ANY REQUEST ON OR BEFORE             , 2002.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                               PROSPECTUS SUMMARY

     The following prospectus summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the specific terms of the new senior notes we are offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety.

                         ALLIANT ENERGY RESOURCES, INC.

     We are a wholly-owned subsidiary of Alliant Energy Corporation, which is a growing diversified energy-services provider engaged primarily in regulated utility operations in both the Midwest and, through our company, internationally. Alliant Energy Corporation also has significant non-regulated domestic and international operations through our company. We manage a portfolio of companies involved in international utility operations and non-regulated domestic and international businesses through our company:

     - International: We have established global partnerships to develop energy generation, delivery and infrastructure in growing international markets, including Australia, Brazil, China and New Zealand. We have strategic investments in hydro generation assets in Australia, distribution and generation in Brazil, combined heat and power plants in China and an equity investment in hydro and wind generation in New Zealand. Our global partners include Companhia Forca e Luz Cataguazes-Leopoldina and TrustPower Limited.

     - Non-Regulated Generation: Consistent with our strategy to accumulate and develop a portfolio of domestic non-regulated generation assets, in October 2001 Alliant Energy Corporation announced our partnership with Panda Energy International to jointly develop and operate a 1,100-megawatt natural gas combined-cycle power plant in western Michigan. We expect that construction of the facility will begin during the first quarter of 2002 and that the facility will become operational in 2004, in each case assuming some conditions are satisfied.

     - Investments: Our existing investments include our wholly-owned oil and gas production company, Whiting Petroleum Corporation; a short-line railroad, Cedar Rapids and Iowa City Railway Company; a barge company, IEI Barge Services, Inc.; our investments in affordable housing through Heartland Properties, Inc.; various real estate joint ventures; and an equity stake in an independent telecommunications provider, McLeodUSA Incorporated.

     - Trading: We have an energy-trading joint venture with Cargill Incorporated, one of the world's largest and most established commodities trading firms, that combines Cargill's risk-management and commodity trading expertise with our low-cost electricity generation and transmission business experience.

     - Integrated Services: Our integrated services division includes Cogenex Corporation, a provider of energy management consulting, on-site generation and energy infrastructure; Alliant Energy Integrated Services -- Energy Management LLC, an energy procurement company; and RMT, Inc., a provider of environmental engineering and construction management services. These companies provide services for commercial, industrial, institutional, educational and governmental customers.

     Our principal executive offices are located at Alliant Energy Tower, 200 First Street SE, Cedar Rapids, Iowa 52401, and our telephone number is (319) 398-4411.

                           ALLIANT ENERGY CORPORATION

     Alliant Energy Corporation, the guarantor of the senior notes, is a growing diversified energy-services provider engaged primarily in regulated utility operations in both the Midwest, through its domestic regulated utility subsidiaries, and internationally, through our company. Alliant Energy Corporation also has significant non-regulated domestic and international operations through our company. Alliant Energy Corporation was formed in April 1998 as a result of the merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company. Through its subsidiaries and partners, Alliant Energy Corporation provides electric, natural gas, water and steam services to over 3 million customers worldwide. Alliant Energy Corporation's domestic regulated public utility subsidiaries, IES Utilities Inc., Wisconsin Power and Light Company and Interstate Power Company, operate in Iowa, Wisconsin, Illinois and Minnesota.

     Alliant Energy Corporation's principal executive offices are located at 222 West Washington Avenue, Madison, Wisconsin 53703, and its telephone number is
(608) 252-3311.

                              RECENT DEVELOPMENTS

ALLIANT ENERGY CORPORATION EQUITY OFFERING

     On November 15, 2001, Alliant Energy Corporation completed an underwritten public offering of 9.775 million shares of its common stock at a price to the public of $28.00 per share. This number of shares included the sale of 1.275 million shares pursuant to the exercise of the underwriters' over-allotment option. Alliant Energy Corporation used the net proceeds from this offering to repay Alliant Energy Corporation's short-term debt.

                               THE EXCHANGE OFFER

Old Senior Notes..............   We sold $300,000,000 of our 7% Senior Notes due
                                 2011, which are fully and unconditionally guaranteed by Alliant Energy Corporation, to the initial purchasers on November 15, 2001. In this prospectus, we refer to those senior notes as the old senior notes. We issued the old senior notes at a discount of .65% per old senior note, which means the initial purchasers paid less than the principal amount for the old senior notes. The initial purchasers resold those old senior notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

Registration Rights
Agreement.....................   When we sold the old senior notes, we entered
                                 into a registration rights agreement with the initial purchasers in which we agreed, among other things, to provide to you and all other holders of the old senior notes the opportunity to exchange your unregistered old senior notes for a new series of substantially identical new senior notes that we have registered under the Securities Act. This exchange offer is being made for that purpose.

New Senior Notes..............   We are offering to exchange the old senior
                                 notes for 7% Senior Notes due 2011 that have been registered under the Securities Act, which are fully and unconditionally guaranteed by Alliant Energy Corporation. In this prospectus, we refer to those registered senior notes as the new senior notes. The terms of the new senior notes and the old senior notes are substantially identical except:

                                 - the new senior notes will be issued in a
                                   transaction that will have been registered under the Securities Act;

                                 - the new senior notes will not contain
                                   securities law restrictions on transfer; and

                                 - the new senior notes will not provide for the
                                   payment of additional interest under
                                   circumstances relating to the timing of the exchange offer.

The Exchange Offer............   We are offering to exchange $1,000 principal
                                 amount of the new senior notes for each $1,000 principal amount of your old senior notes. As of the date of this prospectus, $300,000,000 aggregate principal amount of the old senior notes are outstanding. For procedures for tendering, see "The Exchange
                                 Offer -- Procedures for Tendering Old Senior
                                 Notes."

Expiration Date...............   This exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2002, unless
                                 we extend it.

Resales of New Senior Notes...   We believe that the new senior notes issued
                                 pursuant to the exchange offer in exchange for old senior notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

                                 - you are not our "affiliate" within the
                                   meaning of Rule 405 under the Securities Act;

                                 - you are acquiring the new senior notes in the
                                   ordinary course of your business; and

                                 - you have not engaged in, do not intend to
                                   engage in, and have no arrangement or
                                   understanding with any person to participate in, a distribution of the new senior notes.

                                 If you are an affiliate of ours, or are
                                 engaging in or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new senior notes, then:

                                 - you will not be permitted to tender old
                                   senior notes in the exchange offer; and

                                 - you must comply with the registration and
                                   prospectus delivery requirements of the
                                   Securities Act in connection with any resale of the old senior notes.

                                 Each participating broker-dealer that receives new senior notes for its own account under the exchange offer in exchange for old senior notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new senior notes. See the caption "Plan of Distribution."

Acceptance of Old Senior Notes
and Delivery of New Senior
Notes.........................   We will accept for exchange any and all old
                                 senior notes that are validly tendered in the exchange offer and not withdrawn before the offer expires. The new senior notes will be delivered promptly following the completion of the exchange offer.

Withdrawal Rights.............   You may withdraw your tender of old senior
                                 notes at any time before the exchange offer expires.

Conditions of the Exchange
Offer.........................   The exchange offer is subject to the following
                                 conditions, which we may waive:

                                 - the exchange offer, or the making of any
                                   exchange by a holder of old senior notes, will not violate any applicable law or interpretation by the staff of the SEC; and

                                 - no action may be pending or threatened in any
                                   court or before any governmental agency with respect to the exchange offer that may impair our ability to proceed with the exchange offer.

Consequences of Failure to
Exchange......................   If you are eligible to participate in the
                                 exchange offer and you do not tender your old senior notes, then you will not have further exchange or registration rights and you will continue to hold old senior notes subject to restrictions on transfer.

Federal Income Tax
Consequences..................   The exchange of an old senior note for a new
                                 senior note will not be taxable to a United
                                 States holder for federal income tax purposes.
                                 Consequently, you will not recognize any gain or loss upon receipt of the new senior notes.
                                 See "United States Federal Income Tax
                                 Considerations."

Use of Proceeds...............   We will not receive any proceeds from the
                                 exchange offer.

Accounting Treatment..........   We will not recognize any gain or loss on the
                                 exchange of senior notes. See "The Exchange
                                 Offer -- Accounting Treatment."

Exchange Agent................   U.S. Bank National Association is the exchange
                                 agent. See "The Exchange Offer -- Exchange
                                 Agent."

                              THE NEW SENIOR NOTES

     The new senior notes will evidence the same debt as the old senior notes and will be governed by the same indenture, as supplemented, under which the old senior notes were issued. In this prospectus summary, we refer to the old senior notes and the new senior notes collectively as the senior notes.

Issuer........................   Alliant Energy Resources, Inc.

Notes Offered.................   $300,000,000 aggregate principal amount of 7%
                                 senior notes due 2011.

Maturity......................   December 1, 2011.

Interest Payment Dates........   June 1 and December 1 of each year, beginning
                                 June 1, 2002.

Guarantee.....................   Our parent, Alliant Energy Corporation, has
                                 fully and unconditionally guaranteed the old senior notes and will fully and unconditionally guarantee the new senior notes.

Ranking.......................   The old senior notes are, and the new senior
                                 notes will be, unsecured and rank equally with our unsecured senior indebtedness. The related guarantees are and will be unsecured and rank equally with unsecured senior indebtedness of and guarantees issued by Alliant Energy
                                 Corporation. The senior notes will effectively rank junior to our subsidiaries' liabilities and the related guarantees will effectively rank junior to the liabilities of Alliant
                                 Energy Corporation's subsidiaries. As of
                                 September 30, 2001, after giving pro forma effect to the sale of the old senior notes and the application of the net proceeds as described under "Use of Proceeds" and Alliant
                                 Energy Corporation's sale of 9.775 million shares of its common stock and the application of approximately $263.0 million of net proceeds from that offering (based on an offering price of $28.00) to repay Alliant Energy
                                 Corporation's short-term debt,

                                 - we would have had outstanding $1,117.8
                                   million of senior indebtedness, none of which was secured;

                                 - our consolidated subsidiaries would have had
                                   outstanding $104.7 million of indebtedness;
                                   and

                                 - Alliant Energy Corporation would have had
                                   outstanding $1,415.9 million of senior
                                   indebtedness and guarantees, none of which were secured.

Ratings.......................   The senior notes have been assigned a rating of
                                 BBB+ by Standard & Poor's Ratings Service and
                                 Baa1 by Moody's Investor's Service, Inc.
                                 Ratings are not a recommendation to buy, sell or hold the senior notes. We cannot give any assurance that the ratings will be retained for any time period or that they will not be revised downward or withdrawn by the ratings agencies.

Optional Redemption...........   We may redeem some or all of the senior notes
                                 at any time at a redemption price equal to the greater of:

                                 - 100% of their principal amount or

                                 - the sum of the present values of the
                                   remaining scheduled payments of principal and interest on the senior notes, discounted to the redemption date on a semiannual basis at the treasury rate plus 35 basis points.

Denomination..................   The senior old notes were, and the new senior
                                 notes will be, issued in integral multiples of $1,000.

Absence of Market for the
Senior Notes..................   The senior notes are a new issue of securities
                                 with no established trading market. We
                                 currently have no intention to apply to list the senior notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the senior notes. See "Plan of Distribution."

No Limit on Debt..............   The indenture governing the senior notes does
                                 not limit the amount of debt that we may issue or provide holders any protection should we be involved in a highly leveraged transaction.

Covenants.....................   The indenture governing the senior notes
                                 contains covenants that, among other things, limit our ability and the ability of our subsidiaries and, for some limited matters, Alliant Energy Corporation to:

                                 - issue, assume or guarantee some types of
                                   secured indebtedness;

                                 - engage in sale and lease-back transactions;
                                   and

                                 - consolidate or merge.

                                 These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the New Senior Notes -- Covenants" in this prospectus.

Risk Factors..................   See "Risk Factors" and other information
                                 included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to exchange your old senior notes for new senior notes.

                         SUMMARY FINANCIAL INFORMATION

ALLIANT ENERGY RESOURCES, INC.

     Our unaudited summary consolidated financial information set forth below was derived from Alliant Energy Corporation's financial statements and notes. The information presented below for us includes data for Cargill-Alliant, LLC, which is included in Alliant Energy Corporation's parent-only books for legal reporting, but is included with our non-regulated businesses for management reporting. Accordingly, the amounts set forth below for "operating income
(loss)," "net income (loss)" and "non-current assets" differ from the amounts reported for those line items in Alliant Energy Corporation's condensed consolidating financial statement footnote. The unaudited interim period financial information, in our opinion, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the nine months ended September 30, 2001 are not necessarily indicative of results to be expected for the full fiscal year.

                                                                           NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                        -------------------------------   --------------------
                                          1998       1999       2000        2000        2001
                                        --------   --------   ---------   --------    --------
                                                            (IN THOUSANDS)
INCOME STATEMENT DATA:
Operating revenues....................  $238,676   $235,039   $ 311,262   $204,559    $342,831
Operating income (loss)...............    (8,608)    (1,256)     19,147      4,490      28,191
Net income (loss)(1)..................    (8,898)    37,813     236,734    213,898         329
Adjustments to net income(2)..........     2,580    (25,286)   (219,607)  (209,460)     19,602
Adjusted net income (loss)(1)(2)......    (6,318)    12,527      17,127      4,438      19,931

                                                 AS OF DECEMBER 31,        AS OF SEPTEMBER 30,
                                               -----------------------   -----------------------
                                                  1999         2000         2000         2001
                                               ----------   ----------   ----------   ----------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets...............................  $  132,401   $  283,841   $  139,862   $  278,101
Non-current assets(1)........................   1,723,145    2,049,437    1,965,335    1,514,536
Current liabilities..........................     197,669      246,405      297,402      432,413
Non-current liabilities (excludes minority
  interest)..................................     502,760      627,988      648,853      212,189
Minority interest............................       7,208       23,341        7,452       50,850

---------------
(1) The Cargill-Alliant, LLC investment was transferred to Alliant Energy Corporation's parent-only books in the fourth quarter of 1999. Net income and adjusted net income for periods subsequent to that transfer include a net loss of $0.1 million in 1999, net income of $9.5 million in 2000, net income of $6.5 million for the nine months ended September 30, 2000 and net income of $5.2 million for the nine months ended September 30, 2001 from the Cargill-Alliant, LLC investment. Non-current assets related to the Cargill-Alliant, LLC investment were $7.0 million at December 31, 1999, $20.5 million at December 31, 2000, $15.8 million at September 30, 2000 and $22.8 million at September 30, 2001.

(2) Adjusted net loss for 1998 excludes $2.6 million of merger-related charges. Adjusted net income for 1999 excludes $25.3 million of income from gains on sales of McLeodUSA stock. Adjusted net income for 2000 excludes $204.0 million of non-cash income related to Alliant Energy Corporation's adoption of Statement of Financial Accounting Standards No. 133 on July 1, 2000, and $15.7 million of income from gains on sales of McLeodUSA stock. Adjusted net income for the nine months ended September 30, 2000 excludes $204.0 million of non-cash income related to Alliant Energy Corporation's adoption of Statement of Financial Accounting Standards No. 133, $6.7 million of income from gains on sales of McLeodUSA stock and $1.2 million of non-cash valuation charges related to our exchangeable senior notes. Adjusted net income for the nine months ended September 30, 2001 excludes $19.6 million of non-cash valuation charges related to our exchangeable senior notes.

ALLIANT ENERGY CORPORATION

     The summary consolidated financial information of Alliant Energy Corporation set forth below was selected or derived from the financial statements of Alliant Energy Corporation. The unaudited interim period financial information, in the opinion of Alliant Energy Corporation, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the nine months ended September 30, 2001 are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with Alliant Energy Corporation's Management's Discussion and Analysis of Financial Condition and Results of Operations and consolidated financial statements and related notes incorporated by reference into this prospectus. See "Where You Can Find More Information."

                                                                                                NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                            --------------------------------------------------------------   -----------------------
                               1996         1997         1998         1999         2000         2000         2001
                               ----         ----         ----         ----         ----         ----         ----
                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Operating revenues........  $2,232,840   $2,300,627   $2,130,874   $2,127,973   $2,404,984   $1,701,139   $2,130,819
Operating income..........     365,439      336,383      283,302      376,535      381,056      288,578      291,020
Income from continuing
  operations..............     157,088      144,578       96,675      196,581      398,662      337,846      118,970
Net income................     155,791      144,578       96,675      196,581      398,662      337,846      118,970
Adjustments to net
  income(1)...............       3,447        1,589       34,589      (25,286)    (219,642)    (209,495)      19,602
Adjusted net income(1)....     159,238      146,167      131,264      171,295      179,020      128,351      138,572

RATIO OF EARNINGS TO FIXED
  CHARGES(2)..............        3.21         2.77         2.17         3.19         4.37         4.95         2.21

PER SHARE DATA:
Income from continuing
  operations (diluted)....  $     2.08   $     1.90   $     1.26   $     2.51   $     5.03   $     4.27   $     1.50
Earnings per average
  common share
  (diluted)...............        2.06         1.90         1.26         2.51         5.03         4.27         1.50
Adjusted earnings per
  average common share
  (diluted)(1)............        2.11         1.92         1.71         2.19         2.26         1.62         1.75
Dividends declared per
  common share............        1.97         2.00         2.00         2.00         2.00         1.50         1.50

                                                  AS OF DECEMBER 31,                           AS OF SEPTEMBER 30,
                            --------------------------------------------------------------   -----------------------
                               1996         1997         1998         1999         2000         2000         2001
                               ----         ----         ----         ----         ----         ----         ----
                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets..............  $4,639,826   $4,923,550   $4,959,337   $6,075,683   $6,733,766   $6,347,441   $6,049,011
Long-term obligations,
  net(3)..................   1,444,355    1,604,305    1,713,649    1,660,558    2,128,496    1,793,753    2,338,318

---------------
(1) Adjusted net income for 1996 excludes $3.4 million of merger-related charges. Adjusted net income for 1997 excludes $1.6 million of merger-related charges. Adjusted net income for 1998 excludes $34.6 million of merger-related charges. Adjusted net income for 1999 excludes $25.3 million of income from gains on sales of McLeodUSA stock. Adjusted net income for 2000 excludes $204.0 million of non-cash income related to Alliant Energy Corporation's adoption of Statement of Financial Accounting Standards No. 133 on July 1, 2000, and $15.7 million of income from gains on sales of McLeodUSA stock. Adjusted net income for the nine months ended September 30, 2000 excludes $204.0 million of non-cash income related to Alliant Energy Corporation's adoption of Statement of Financial Accounting Standards No. 133, $6.7 million of income from gains on sales of McLeodUSA stock and $1.2 million of non-cash valuation charges related to our exchangeable senior notes. Adjusted net income for the nine months ended September 30, 2001 excludes $19.6 million of non-cash valuation charges related to our exchangeable senior notes.

(2) Ratio of earnings to fixed charges based on adjusted net income as described in footnote (1) above was 3.23 for 1996, 2.78 for 1997, 2.42 for 1998, 3.02 for 1999, 3.19 for 2000, 3.42 for the nine months ended September 30, 2000 and 2.34 for the nine months ended September 30, 2001.

(3) Long-term obligations, net include long-term debt, current maturities, variable rate demand bonds, current and long-term capital lease obligations and mandatory redeemable preferred stock.

                                  RISK FACTORS

     You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this prospectus, before deciding to exchange your old senior notes for new senior notes. The risks and uncertainties described below are not the only ones facing our company or Alliant Energy Corporation.

THE ENERGY INDUSTRY IS RAPIDLY CHANGING AND BECOMING INCREASINGLY COMPETITIVE, WHICH MAY ADVERSELY AFFECT ALLIANT ENERGY CORPORATION'S ABILITY TO OPERATE PROFITABLY.

     The energy industry is in a period of fundamental change resulting from legislative and regulatory changes. Although Alliant Energy Corporation expects that deregulation in its domestic retail service territories will likely be delayed due to events related to California's restructured electric utility industry, regulatory changes and other developments will continue to increase competitive pressures on electric and gas utility companies. Generally, increased competition could threaten Alliant Energy Corporation's market share in some segments of its business and could reduce its profit margins. Such competitive pressures could cause Alliant Energy Corporation to lose customers and incur additional costs that might not be recovered from customers.

IF ALLIANT ENERGY CORPORATION IS UNABLE TO RECOVER THE COST OF FUEL, PURCHASED POWER AND NATURAL GAS COSTS FROM ITS CUSTOMERS, THEN ALLIANT ENERGY CORPORATION MAY EXPERIENCE AN ADVERSE IMPACT ON ITS BUSINESS.

     Approximately 54% of Alliant Energy Corporation's domestic utility operating revenues are from its Iowa operations and approximately 40% of its domestic utility operating revenues are from its Wisconsin operations. Alliant Energy Corporation's Iowa utilities are entitled to recover increases in the cost of fuel, purchased energy and natural gas purchased for resale automatically through electric and natural gas rates. Purchased power capacity costs in Iowa are not recovered from electric customers through these energy adjustment clauses. Recovery of these costs must be addressed in a formal rate proceeding. Retail electric rates of Alliant Energy Corporation's Wisconsin utility are based in part on forecasted fuel and purchased power costs. Alliant Energy Corporation can seek emergency rate increases in Wisconsin if these costs on an annual basis are more than 3% higher than the estimated costs used to establish rates. If Alliant Energy Corporation is unable to recover its costs through adjusted rates, then it may experience an adverse impact on its results of operations and cash flows.

AS HOLDING COMPANIES, WE AND ALLIANT ENERGY CORPORATION ARE EACH SUBJECT TO RESTRICTIONS ON OUR ABILITY TO SERVICE DEBT.

     We and Alliant Energy Corporation are both holding companies with no significant operations of our own. Accordingly, the primary source of funds for us and Alliant Energy Corporation to service debt, including interest on and principal of the senior notes, is dividends our subsidiaries pay to us and dividends Alliant Energy Corporation's subsidiaries pay to it. Our and Alliant Energy Corporation's subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us or Alliant Energy Corporation, whether by dividends, loans or other payments. The ability of our subsidiaries and Alliant Energy's subsidiaries to pay dividends or make distributions to us and Alliant Energy Corporation, and accordingly, our and Alliant Energy Corporation's ability to service debt, will depend on the earnings, capital requirements and general financial condition of our and Alliant Energy Corporation's subsidiaries. Alliant Energy Corporation's domestic utility subsidiaries each have dividend payment restrictions based on their respective bond indentures, the terms of their outstanding preferred stock and state regulatory limitations applicable to them.

COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT AND THE COSTS OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS AND THE INCURRENCE OF ENVIRONMENTAL LIABILITIES COULD ADVERSELY AFFECT OUR AND ALLIANT ENERGY CORPORATION'S PROFITABILITY.

     Our and Alliant Energy Corporation's operations are subject to extensive regulation relating to environmental protection. To comply with these legal requirements, we and Alliant Energy Corporation must spend significant sums on environmental monitoring, pollution control equipment and emission fees. New environmental laws and regulations affecting our or Alliant Energy Corporation's operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to us or Alliant Energy Corporation or our and Alliant Energy Corporation's facilities, which may substantially increase environmental expenditures made by us and Alliant Energy Corporation in the future. In addition, we and Alliant Energy Corporation may not be able to recover all of our respective costs for environmental expenditures through electric and natural gas rates at current levels in the future. Under current law, we and Alliant Energy Corporation are also generally responsible for any on-site liabilities associated with the environmental condition of the facilities that we or Alliant Energy Corporation have previously owned or operated, regardless of whether the liabilities arose before, during or after the time we owned or operated the facilities. The incurrence of a material environmental liability could have a material adverse effect on our and Alliant Energy Corporation's results of operations and financial condition.

OUR ABILITY TO ACHIEVE GROWTH IN OUR NON-REGULATED BUSINESSES DEPENDS UPON THE AVAILABILITY OF SUITABLE ACQUISITIONS AND PROJECTS FOR DEVELOPMENT AND OUR ABILITY TO ACCESS CAPITAL AT COMPETITIVE RATES.

     Our growth strategy depends upon our ability to identify and complete acquisitions and development projects at prices that will allow us to earn a competitive rate of return. Our non-regulated businesses have achieved growth through acquisitions. However, we may not be able to identify appropriate future acquisitions and projects. Our future acquisitions and projects also may not perform as expected and the returns from those transactions may not support the indebtedness we incur to acquire them or the capital expenditures we need to maintain or develop them. In addition, if we are not able to access capital at competitive rates, then our growth will be adversely affected.

WE HAVE MADE SUBSTANTIAL INTERNATIONAL INVESTMENTS, WHICH MAY PRESENT ADDITIONAL RISKS TO OUR BUSINESS.

     As of September 30, 2001, we had $606 million in net investments in foreign countries, primarily in electric utility companies and generation facilities, and we anticipate making additional new international investments in the future. International operations are subject to various risks, including political and economic instability, local labor market conditions, the impact of foreign government regulations and taxation, and differences in business practices. Unfavorable changes in the international political, regulatory or business climate could have a material adverse effect on our growth plans for our international investments and, in turn, our results of operations and financial condition. In addition, the results of operations and financial condition of our subsidiaries that conduct operations in foreign countries will be reported in the relevant foreign currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements. Fluctuations between these currencies and the U.S. dollar may have a material adverse effect on our results of operations and financial condition and may also significantly affect the comparability of our results between financial periods.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the information we incorporate by reference, contains forward-looking statements that are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management's plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as "expect," "intend," "believe," "anticipate," "estimate," "plan" or "objective" or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Some, but not all, of the risks and uncertainties include those described in the "Risk Factors" section of this prospectus and the following:

     - effects of weather on sales and revenues;

     - general economic conditions in Alliant Energy Corporation's utility subsidiaries' service territories;

     - unanticipated construction and acquisition expenditures;

     - issues related to costs that Alliant Energy Corporation's regulated utility subsidiaries have incurred but cannot recover through increased rates;

     - unanticipated issues related to the supply and price of purchased electricity;

     - adverse fluctuations in the price of oil and natural gas;

     - unexpected issues related to the operations of Alliant Energy Corporation's nuclear facilities;

     - technological developments;

     - employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; and

     - changes in the rate of inflation.

                      WHERE YOU CAN FIND MORE INFORMATION

     Alliant Energy Corporation, our parent corporation and the guarantor of the senior notes, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Alliant Energy Corporation files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington D.C., and at regional SEC offices in New York, New York and Chicago, Illinois. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also find Alliant Energy Corporation's public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

     We are "incorporating by reference" specified documents that Alliant Energy Corporation files with the SEC, which means:

     - incorporated documents are considered part of this prospectus;

     - we are disclosing important information to you by referring you to those documents; and

     - information Alliant Energy Corporation files with the SEC will automatically update and supersede information contained in this prospectus.

     We incorporate by reference the documents we list below and any future filings Alliant Energy Corporation makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the completion of the exchange offer:

     - Alliant Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2000;

     - Alliant Energy Corporation's Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     - Alliant Energy Corporation's Current Report on Form 8-K, dated February 20, 2001 and filed February 20, 2001, as amended by its Current Report on Form 8-K/A, dated February 20, 2001 and filed March 1, 2001;

     - Alliant Energy Corporation's Current Report on Form 8-K, dated October 19, 2001 and filed October 19, 2001;

     - Alliant Energy Corporation's Current Report on Form 8-K, dated November 8, 2001 and filed November 9, 2001; and

     - Alliant Energy Corporation's Current Report on Form 8-K, dated November 15, 2001 and filed November 15, 2001.

     YOU MAY REQUEST A COPY OF ANY OF THESE FILINGS, AT NO COST, BY WRITING TO EDWARD M. GLEASON, VICE PRESIDENT-TREASURER AND CORPORATE SECRETARY, ALLIANT ENERGY CORPORATION, 222 WEST WASHINGTON AVENUE, MADISON, WISCONSIN 53703, OR BY CALLING MR. GLEASON AT (608) 252-3311.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old senior notes. We will not receive any cash proceeds from the issuance of the new senior notes. We used the net proceeds of approximately $297.2 million from the sale of the old senior notes to repay our short-term debt, including some commercial paper classified as long-term debt.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Alliant Energy Corporation, including short-term debt, as of September 30, 2001 on an actual basis and as adjusted to give effect to our sale of the old senior notes and the application of the net proceeds as described under "Use of Proceeds" and Alliant Energy Corporation's sale of 9.775 million shares of its common stock and the application of approximately $263.0 million of net proceeds from that offering (based on an offering price of $28.00) to repay Alliant Energy Corporation's short-term debt.

                                                                 AS OF SEPTEMBER 30, 2001
                                                          ---------------------------------------
                                                            ACTUAL      AS ADJUSTED    % OF TOTAL
                                                          ----------    -----------    ----------
                                                                      (IN THOUSANDS)
Common stock............................................  $      794    $      892
Additional paid-in capital..............................     961,659     1,224,572
Retained earnings.......................................     818,629       818,629
Accumulated other comprehensive loss....................    (177,187)     (177,187)
Shares in deferred compensation trust...................      (2,136)       (2,136)
                                                          ----------    ----------
       Total common equity..............................   1,601,759     1,864,770        41.9%
Cumulative preferred stock of subsidiaries, net.........     113,912       113,912         2.6
Long-term debt
     Long-term debt (excluding current maturities)......   1,756,782     2,056,782        46.2
     Commercial paper classified as long-term debt......     450,000       165,761         3.7
Short-term debt
     Current maturities of long-term debt...............      10,696        10,696         0.2
     Other short-term borrowings........................     514,752       238,741         5.4
                                                          ----------    ----------       -----
       Total capitalization.............................  $4,447,901    $4,450,662       100.0%
                                                          ==========    ==========       =====

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT; REGISTRATION RIGHTS

     We sold the old senior notes on November 15, 2001 in transactions exempt from the registration requirements of the Securities Act. Therefore, the old senior notes are subject to significant restrictions on resale. In connection with the issuance of the old senior notes, we entered into a registration rights agreement, which required that we and Alliant Energy Corporation:

     - file with the SEC a registration statement under the Securities Act relating to the exchange offer and the issuance and delivery of new senior notes in exchange for the old senior notes;

     - use our reasonable best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act; and

     - use our reasonable best efforts to consummate the exchange offer not later than 45 days following the effective date of the exchange offer registration statement.

     If you participate in the exchange offer, you will, with limited exceptions, receive new senior notes that are freely tradeable and not subject to restrictions on transfer. You should read this prospectus under the heading "-- Resales of New Senior Notes" for more information relating to your ability to transfer new senior notes.

     If you are eligible to participate in the exchange offer and do not tender your old senior notes, you will continue to hold the untendered old senior notes, which will continue to be subject to restrictions on transfer under the Securities Act.

     The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement that includes this prospectus.

TERMS OF THE EXCHANGE OFFER

     We are offering to exchange $300,000,000 in aggregate principal amount of our 7% Senior Notes due 2011 that have been registered under the Securities Act for a like principal amount of our outstanding unregistered 7% Senior Notes due 2011.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all old senior notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of new senior notes in exchange for each $1,000 principal amount of outstanding old senior notes we accept in the exchange offer. You may tender some or all of your old senior notes under the exchange offer. However, the old senior notes are issuable in authorized denominations of $1,000 and integral multiples thereof. Accordingly, old senior notes may be tendered only in denominations of $1,000 and integral multiples thereof. The exchange offer is not conditioned upon any minimum amount of old senior notes being tendered.

     The form and terms of the new senior notes will be the same as the form and terms of the old senior notes, except that:

     - the new senior notes will be registered with the SEC and thus will not be subject to the restrictions on transfer or bear legends restricting their transfer;

     - all of the new senior notes will be represented by global notes in book-entry form unless exchanged for notes in definitive certificated form under the limited circumstances described under "Description of the New Senior Notes -- Book-Entry Procedures and Form;" and

     - the new senior notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

     The new senior notes will evidence the same debt as the old senior notes and will be issued under, and be entitled to the benefits of, the indenture, as supplemented, governing the old senior notes.

     The new senior notes will accrue interest from the most recent date to which interest has been paid on the old senior notes or, if no interest has been paid, from the date of issuance of the old senior notes. Accordingly, registered holders of new senior notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid on the old senior notes or, if no interest has been paid, from the date of issuance of the old senior notes. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the old senior notes on that record date.

     In connection with the exchange offer, you do not have any appraisal or dissenters' rights under the Wisconsin Business Corporation Law or the indenture, as supplemented. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.

     We will be deemed to have accepted validly tendered old senior notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new senior notes from us.

     If we do not accept any tendered old senior notes because of an invalid tender or for any other reason, then we will return certificates for any unaccepted old senior notes without expense to the tendering holder as promptly as practicable after the expiration date.

EXPIRATION DATE; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
            , 2002, unless we, in our sole discretion, extend the exchange offer.

     If we determine to extend the exchange offer, then we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion, to delay accepting any old senior notes, to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under "-- Conditions" have not been satisfied or waived by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination. We will also file a post-effective amendment to the registration statement of which this prospectus is a part with respect to any fundamental change in the exchange offer.

PROCEDURES FOR TENDERING OLD SENIOR NOTES

     Any tender of old senior notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender old senior notes in the exchange offer must do either of the following:

     - properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under "-- Exchange Agent" on or before the expiration date; or

     - if the old senior notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent on or before the expiration date an agent's message.

     In addition, one of the following must occur:

     - the exchange agent must receive certificates representing your old senior notes along with the letter of transmittal on or before the expiration date;

     - the exchange agent must receive a timely confirmation of book-entry transfer of the old senior notes into the exchange agent's account at DTC under the procedure for book-entry transfers described below along with the letter of transmittal or a properly transmitted agent's message, on or before the expiration date; or

     - the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted by a book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

     The method of delivery of old senior notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or old senior notes to us.

     Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old senior notes are tendered:

     - by a registered holder of the old senior notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

     - a member of a registered national securities exchange;

     - a member of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - another "eligible institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding old senior notes, the original notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the old senior notes and an eligible institution must guarantee the signature on the power of attorney.

     If the letter of transmittal, or any old senior notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

     If you wish to tender old senior notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, you must, before completing the procedures for tendering old senior notes, either register ownership of the old senior notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old senior notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of old senior notes not properly tendered or old senior notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular old senior notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old senior notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your old senior notes.

     By tendering, a holder of old senior notes will represent to us that:

     - any new senior notes that the holder receives will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new senior notes;

     - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the new senior notes;

     - if the holder is a broker-dealer that will receive new senior notes for its own account in exchange for old senior notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those new senior notes (see "Plan of Distribution"); and

     - the holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act

     If any holder or any such other person is our "affiliate," or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new senior notes to be acquired in the exchange offer, then that holder or any such other person:

     - may not rely on the applicable interpretations of the staff of the SEC;

     - is not entitled and will not be permitted to tender old senior notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer who acquired its old senior notes as a result of market-making activities or other trading activities and thereafter receives new senior notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new senior notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

ACCEPTANCE OF OLD SENIOR NOTES FOR EXCHANGE; DELIVERY OF NEW SENIOR NOTES

     Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all old senior notes properly tendered and will issue the new senior notes promptly after acceptance of the old senior notes.

     For purposes of the exchange offer, we will be deemed to have accepted properly tendered old senior notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each old senior note accepted for exchange, you will receive a new senior note having a principal amount equal to that of the surrendered old senior note.

     In all cases, we will issue new senior notes for old senior notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - certificates for your old senior notes or a timely confirmation of book-entry transfer of your old senior notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     If we do not accept any tendered old senior notes for any reason set forth in the terms of the exchange offer or if you submit old senior notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged old senior notes without expense to you. In the case of old senior notes tendered by book-entry transfer into the exchange agent's account at DTC under the book-entry procedures described below, we will credit the non-exchanged old senior notes to your account maintained with DTC.

BOOK-ENTRY TRANSFER

     We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the old senior notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of old senior notes by causing DTC to transfer the old senior notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old senior notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent's message instead of a letter of transmittal, and all other required documents at its address listed below under "-- Exchange Agent" on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old senior notes and your old senior notes are not immediately available, or you cannot deliver your old senior notes, the letter of transmittal or any other required documents or comply with DTC's procedures for transfer before the expiration date, then you may participate in the exchange offer if:

     - the tender is made through an eligible institution;

     - before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

        - the name and address of the holder and the principal amount of old senior notes tendered,

        - a statement that the tender is being made thereby, and

        - a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the old senior notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered old senior notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

     You may withdraw your tender of old senior notes at any time before the exchange offer expires.

     For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under "-- Exchange Agent." The notice of withdrawal must:

     - specify the name of the person who tendered the old senior notes to be withdrawn;

     - identify the old senior notes to be withdrawn, including the principal amount, or, in the case of old senior notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and

     - if certificates for old senior notes have been transmitted, specify the name in which those old senior notes are registered if different from that of the withdrawing holder.

     If you have delivered or otherwise identified to the exchange agent the certificates for old senior notes, then, before the release of these certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

     We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old senior notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any old senior notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of old senior notes tendered by book-entry transfer into the exchange agent's account at DTC, the old senior notes will be credited to an account maintained with DTC for the old senior notes. You may retender properly withdrawn old senior notes by following one of the procedures described under "-- Procedures for Tendering Old Senior Notes" at any time on or before the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange new senior notes for, any old senior notes if:

     - the exchange offer, or the making of any exchange by a holder of old senior notes, would violate any applicable law or applicable interpretation by the staff of the SEC; or

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. Subject to applicable law, we may waive these conditions in our discretion in whole or in part at any time and from time to time. If we waive these conditions, then we intend to continue the exchange offer for at least five business days after the waiver. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

EXCHANGE AGENT

     U.S. Bank National Association is the exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

     By Hand, Overnight Mail, Courier, or Registered or Certified Mail:

     U.S. Bank National Association
     180 East Fifth Street
     St. Paul, MN 55101
     Attention: Corporate Trust Department

     By Facsimile:

     (651) 244-0711
     Attention: Corporate Trust Department

     Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal.

FEES AND EXPENSES

     We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your senior notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes, unless you instruct us to register new senior notes in the name of, or request that old senior notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder.

ACCOUNTING TREATMENT

     We will record the new senior notes at the same carrying values as the old senior notes, which is the aggregate principal amount of the old senior notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss on the exchange of senior notes. We will amortize the expenses of the offer over the term of the new senior notes.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD SENIOR NOTES

     If you are eligible to participate in the exchange offer but do not tender your old senior notes, you will not have any further registration rights. Your old senior notes will continue to be subject to restrictions on transfer. Accordingly, you may resell the old senior notes that are not exchanged only:

     - to us;

     - so long as the old senior notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     - in accordance with another exemption from the registration requirements of the Securities Act; or

     - under any effective registration statement under the Securities Act;

in each case in accordance with all other applicable securities laws. We do not intend to register the old senior notes under the Securities Act.

RESALES OF NEW SENIOR NOTES

     Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that new senior notes issued under the exchange offer in exchange for old senior notes may be offered for resale, resold and otherwise transferred by any old senior note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of the Securities Act if:

     - the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - the new senior notes are acquired in the ordinary course of the holder's business; and

     - the holder does not intend to participate in a distribution of the new senior notes.

     Any holder who exchanges old senior notes in the exchange offer with the intention of participating in any manner in a distribution of the new senior notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, resale or other transfer of new senior notes. With regard to broker-dealers, only broker-dealers that acquire the old senior notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new senior notes for its own account in exchange for old senior notes, where the old senior notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new senior notes. Please see "Plan of Distribution" for more details regarding the transfer of new senior notes.

CONSEQUENCES OF FAILING TO EXCHANGE OLD SENIOR NOTES

     Holders who desire to tender their old senior notes in exchange for new senior notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of old senior notes for exchange.

     Old senior notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old senior notes and the existing restrictions on transfer set forth in the legend on the old senior notes and in the offering memorandum, dated November 9, 2001, relating to the old senior notes. Except in limited circumstances with respect to the specific types of holders of old senior notes, we will have no further obligation to provide for the registration under the Securities Act of such old senior notes. In general, old senior notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will take any further action to register the untendered old senior notes under the Securities Act or under any state securities laws.

     Upon completion of the exchange offer, holders of the old senior notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

     Old senior notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old senior notes and the new senior notes. Holders of the new senior notes and any old senior notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

                                    BUSINESS

                            ALLIANT ENERGY RESOURCES

     We are a wholly-owned subsidiary of Alliant Energy Corporation, which is a growing diversified energy-services provider engaged primarily in regulated utility operations in both the Midwest and, through our company, internationally. Alliant Energy Corporation also has significant non-regulated domestic and international operations through our company.



   [Graph-Breakdown of Alliant Energy Corporation $179.0 million Adjusted Net
                             Income for 2000(1)(2)]

---------------
(1) Includes $5.9 million of holding company and other expenses.

(2) Adjusted net income for 2000 excludes $204.0 million of non-cash income related to Alliant Energy Corporation's adoption of Statement of Financial Accounting Standards No. 133 on July 1, 2000, and $15.7 million of income from gains on sales of McLeodUSA stock. Substantially all of these adjustments were at the Alliant Energy Resources level. Alliant Energy Corporation's reported net income for 2000 was $398.7 million.

     We manage a portfolio of companies involved in international utility operations and non-regulated domestic and international businesses:

     - International: We have established global partnerships to develop energy generation, delivery and infrastructure in growing international markets, including Australia, Brazil, China and New Zealand. We have strategic investments in hydro generation assets in Australia, distribution and generation assets in Brazil, combined heat and power plants in China and hydro and wind generation assets in New Zealand. Our global partners include Compania Forca e Luz Cataguazes-Leopoldina and TrustPower Limited.

     - Non-Regulated Generation: Consistent with our strategy to accumulate and develop a portfolio of domestic non-regulated generation assets, in October 2001 Alliant Energy Corporation announced our partnership with Panda Energy International to jointly develop and operate a 1,100-megawatt natural gas combined-cycle power plant in western Michigan. We expect that construction of the facility will begin during the first quarter of 2002 and that the facility will become operational in 2004, in each case assuming some conditions are satisfied.

     - Investments: Our existing investments include our wholly-owned oil and gas production company, Whiting Petroleum Corporation; a short-line railroad, Cedar Rapids and Iowa City Railway Company; a barge company, IEI Barge Services, Inc; our investments in affordable housing through Heartland Properties, Inc.; various real estate joint ventures; and an equity stake in an independent telecommunications provider, McLeodUSA.

     - Trading: We have an energy-trading joint venture with Cargill Incorporated, one of the world's largest and most established commodities trading firms, that combines Cargill's risk-management and commodity trading expertise with our low-cost electricity generation and transmission business experience.

     - Integrated Services: Our integrated services division includes Cogenex Corporation, a provider of energy management consulting, on-site generation and energy infrastructure; Alliant Energy Integrated Services -- Energy Management LLC, an energy procurement company; and RMT, Inc., a provider of environmental engineering and construction management services. These companies provide services for commercial, industrial, institutional, educational and government customers.

     Our overall strategic objective is to grow our operations to contribute more than 25% to Alliant Energy Corporation's adjusted earnings within the next three years. We expect funding for these growth plans to come from a combination of external financings, sales of investments and internally generated funds.

     The following charts show the composition of our assets at December 31, 2000 and adjusted net income for the three years ended December 31, 2000.

(Graph-Assets $2.3 billion)

INVESTMENTS                         OTHER              TRADING          INTERNATIONAL     INTEGRATED SERVICES
-----------                         -----              -------          -------------     -------------------
56%                                  6%                  1%                  27%                  10%

(Bar Chart)

                                    Adjusted Net Income (Loss)(1) in millions
                                    -----------------------------------------
1998                                                $    -6.3
1999                                                $    12.5
2000                                                $    17.1

---------------

(1) Adjusted net loss for 1998 excludes $2.6 million of merger-related charges. Reported non-regulated net loss for 1998 was $8.9 million. Adjusted net income for 1999 excludes $25.3 million of income from gains on sales of McLeodUSA stock. Reported non-regulated net income for 1999 was $37.8 million. Adjusted net income for 2000 excludes $204.0 million of non-cash income related to Alliant Energy Corporation's adoption of Statement of Financial Accounting Standards No. 133 on July 1, 2000, and $15.7 million of income from gains on sales of McLeodUSA stock. Reported non-regulated net income for 2000 was $236.8 million.

ALLIANT ENERGY RESOURCES COMPETITIVE STRENGTHS

     We believe we have substantial competitive strengths that will enable us to execute our strategy successfully. We believe our competitive strengths are reflected in our earnings and growth track record and include:

     - Proven track record of quickly and successfully integrating both domestic and international businesses obtained through mergers and acquisitions.

     - Valuable knowledge and experience gained in privatized and deregulating utility markets through our investments in Australia, Brazil, China and New Zealand.

     - Joint venture with Cargill Incorporated gives us the commodity trading expertise of one of the largest commodities traders in the world.

     - Established ability to seek out and develop alliances with strong partners when entering new markets.

ALLIANT ENERGY RESOURCES STRATEGY

     We believe competitive forces are reshaping the energy-services industry, and new opportunities are available for customers to manage their energy consumption patterns and costs. As an energy provider, we are presented with the opportunity to intensify and adapt our relationships with our customers, and in so doing, to increase our earnings growth and profit margins. We have relied on our established competencies and strengths to establish new businesses that will add growth. Our strategic objectives are to:

     - Focus on opportunities that leverage management core competencies and experience;

     - Employ disciplined approach to developing partnerships and acquiring assets; and

     - Target areas with high growth potential where meaningful competitive positions can be established.

ALLIANT ENERGY RESOURCES OPERATIONS

     We manage a portfolio of companies involved in international utility operations and domestic and international non-regulated businesses. Our divisions include International, Non-Regulated Generation, Investments, Trading and Integrated Services.

  International

     We invest in energy generation and distribution companies and projects in developing markets throughout the world. Currently, we have operations in Australia, Brazil, China and New Zealand. We have focused on these locations because they offer a growing demand for energy and are receptive to foreign investment. The investments of our international division by country as of September 30, 2001 were as follows:

[Graph--Investments by Country $606 million]

NEW ZEALAND                                  AUSTRALIA                CHINA                  OTHER                  BRAZIL
-----------                                  ---------                -----                  -----                  ------
11%                                             9%                     20%                     6%                     54%

     Our international operations include the following:

     - Alliant Energy Holdings do Brasil Ltda., holds a non-controlling interest in five Brazilian utility companies, Companhia Forca e Luz Cataguazes-Leopoldina or Cataguazes, Celb, CENF, Energipe and Saelpa, which together serve more than 1.6 million customers in Brazil. Working with our local partners, we are developing two thermal generation plants to complement the hydro generation facilities of Cataguazes. As of September 30, 2001, our total investment in Brazil was $326 million.

     - Alliant Energy International has invested in three individual cogeneration facilities in China and has a controlling interest in Peak Pacific Investment Company Ltd. Peak Pacific was formed to develop investment opportunities in generation infrastructure projects in China. As of September 30, 2001, our total investment in China was $124 million. Our objective is to increase our total investment in

       China up to approximately $250 million within the next three to five years. We expect that any additional investments in China above $250 million would be supported by cash flows from our original investments. On August 31, 2001, we announced that Alliant Energy International acquired three combined heat and power facilities in the People's Republic of China representing an investment of $66 million through the establishment of joint ventures by Peak Pacific. The three acquired facilities in China have a total generation capacity of 225 megawatts.

     - Alliant International New Zealand has made equity investments in infrastructure and utility businesses, including TrustPower Limited, which totaled $67 million as of September 30, 2001.

     - Alliant Energy Australia holds a 69% equity interest in Southern Hydro, a seven-plant, 479-megawatt hydro-electricity generation business that supplies energy to the Melbourne area. As of September 30, 2001, our total investment in Australia was $54 million.

  Non-Regulated Generation

     On October 4, 2001, Alliant Energy Corporation announced that we entered into an agreement with Panda Energy International, to jointly develop and operate a 1,100-megawatt natural gas combined-cycle power plant in western Michigan. We expect the facility to become operational in 2004.

     We estimate that the total cost of the project will be approximately $600 million. We anticipate that at least 55% of the project costs will be financed through non-recourse debt at the joint venture level, with the remaining portion to be provided by us. The project, currently in its early development phase, is due to begin its two-year construction period during the first quarter of 2002, assuming some conditions are satisfied.

     We anticipate that the project will be earnings neutral during construction but contribute positively to our earnings per share in 2004, the plant's projected first year of operation. We expect returns on investment over the life of the project to be between 15% and 20%.

     We and Panda intend to sell a significant portion of the plant's output under long-term contracts. We will manage power sales from the facility not subject to such contracts. Panda will provide development services for the new project, while Alliant Energy Resources will maintain and operate the plant. The long lead time equipment for the project, including the turbines, is on order or under purchase option agreements, with delivery schedules consistent with the commercial operation start date.

  Investments

     Our subsidiaries and investments include Whiting Petroleum Corporation, Alliant Energy Transportation, Inc. and Alliant Energy Investments, Inc. Alliant Energy Investments is a holding company whose subsidiaries include Heartland Properties, Inc. and which holds an equity stake in McLeodUSA. Alliant Energy Investments also has direct and indirect equity interests in various real estate and economic development ventures, primarily concentrated in Iowa.

     - Whiting Petroleum is based in Denver, Colorado and was organized to purchase, develop and produce crude oil and natural gas, with an emphasis on the acquisition of proven reserves and the production of natural gas. Whiting Petroleum's construction and acquisition expenditures were approximately $137 million in 2000 and are anticipated to be approximately $130 million annually for 2001 through 2004. We and Whiting Petroleum use sales contracts and hedges to limit our exposure to fluctuations in prices for crude oil and natural gas.

     - Alliant Energy Transportation is a holding company whose equity investments were $30 million as of December 31, 2000. These equity investments include the Cedar Rapids and Iowa City Railway Company, which is a short-line railway that provides freight service between Cedar Rapids and Iowa City; Transfer Services, Inc., which provides transfer and storage services; and a 75% equity investment in IEI Barge Services Inc., which provides barge terminal and hauling services on the Mississippi River.

     - Heartland Properties performs asset management and facilitates the development and financing of high-quality, affordable housing in Wisconsin and the Midwest. Heartland Properties has ownership interests in approximately 80 properties.

     - We also hold an equity interest of approximately 9%, or approximately 56 million shares, in McLeodUSA. McLeodUSA is an independent telecommunications provider based in Cedar Rapids, Iowa. We and our affiliates are parties to a stockholders' agreement that provides, subject to some exceptions, that we may not sell any equity securities of McLeodUSA until December 31, 2001 without the consent of the Board of Directors of McLeodUSA.

  Trading

     We and international commodity trader Cargill Incorporated are partners in a joint venture, Cargill-Alliant, LLC, which is an energy-trading company that:

     - Buys, sells and trades electricity for large customers and assists those customers in minimizing risks related to changes in costs of energy; and

     - Provides coal, oil and natural gas supply management, plant operations assistance and risk-management consultation.

     Cargill-Alliant LLC officially began operation in 1997 and the joint venture agreement has an initial term expiring in October 2002.

  Integrated Services

     Alliant Energy Integrated Services Company is a national energy-services company that offers a wide range of energy and environmental services for businesses. It offers large energy users an array of services to maximize their productivity, profitability and energy efficiency, and provides solutions for waste remediation and other environmental engineering and consulting services. Integrated Services includes Cogenex Corporation, a provider of energy management consulting, on-site generation and energy infrastructure; Alliant Energy Integrated Services -- Energy Management LLC, an energy procurement company; and RMT, Inc., a provider of environmental engineering and construction management services. These companies provide services to commercial, industrial, institutional, educational and governmental customers.

                           ALLIANT ENERGY CORPORATION

     Alliant Energy Corporation is a growing diversified energy-services provider engaged primarily in regulated utility operations in both the Midwest and through our company, internationally. Alliant Energy Corporation also has significant non-regulated domestic and international operations through our company. Alliant Energy Corporation was formed in April 1998 as a result of the merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company. Through its subsidiaries and partners, Alliant Energy Corporation provides electric, natural gas, water and steam services to over 3 million customers worldwide. Its domestic utilities operate in Iowa, Wisconsin, Illinois and Minnesota. Through our company, Alliant Energy Corporation has energy-related operations and investments throughout the United States as well as in Australia, Brazil, China and New Zealand.

     Alliant Energy Corporation's mission is to create energy partnerships and solutions that exceed its customers' expectations for comfort, security and productivity in its service territories and around the world. Alliant Energy Corporation plans to achieve this goal by executing its "invest, connect and grow" strategy. Alliant Energy Corporation plans to invest in its core domestic regulated utility operations and infrastructure, as well as in domestic and international regulated and non-regulated generation and other energy-related opportunities. Alliant Energy Corporation will continue to use technology and other resources to better connect with its customers through enhanced service reliability and operational efficiencies, value-added products and services, and e-business initiatives. Alliant Energy Corporation will continue to grow its non-regulated operations through partnerships and acquisitions with a focus on generation projects, select international markets and other strategic initiatives. Alliant Energy Corporation's goal is to have its non-regulated operations contribute more than 25% to Alliant Energy Corporation's adjusted earnings within the next three years. Alliant Energy Corporation believes that successful implementation of these strategies will contribute significantly to the achievement of its targeted annual growth rate of 7% to 10% in adjusted earnings.

             ALLIANT ENERGY CORPORATION DOMESTIC UTILITY OPERATIONS

     Alliant Energy Corporation's domestic utility operations consist of its regulated public utility subsidiaries, IES Utilities Inc., Wisconsin Power and Light Company and Interstate Power Company.

     - IES Utilities Inc., incorporated in 1925, is an Iowa utility engaged principally in the generation, transmission, distribution and sale of electric energy to approximately 347,000 customers; the purchase, distribution, transportation and sale of natural gas to approximately 182,000 customers; and the delivery of steam services in selected markets.

     - Wisconsin Power and Light Company, incorporated in 1917, is a Wisconsin utility engaged principally in the generation, transmission, distribution and sale of electric energy to approximately 414,000 customers; the purchase, distribution, transportation and sale of natural gas to approximately 165,000 customers; and the delivery of water services in selected markets to approximately 19,000 customers.

     - Interstate Power Company, incorporated in 1925, is a public utility operating in Iowa, Illinois and Minnesota engaged principally in the generation, transmission, distribution and sale of electric energy to approximately 168,000 customers and the purchase, distribution, transportation and sale of natural gas to approximately 50,000 customers.

     On April 23, 2001, shareowners of IES Utilities Inc. and Interstate Power Company approved the merger of Interstate Power Company with and into IES Utilities Inc., and the merger has received all required regulatory approvals. Alliant Energy Corporation expects the merger to be effective on January 1, 2002.

DOMESTIC UTILITY COMPETITIVE STRENGTHS

     Alliant Energy Corporation believes its domestic utilities have substantial competitive strengths that will enable Alliant Energy Corporation to execute its strategy successfully. Alliant Energy Corporation believes its domestic utilities' competitive strengths are reflected in its earnings and growth track record and include:

     - Stable upper-Midwest utility service territory creating strong cash flows from operations.

     - Competitive electric rates in both Alliant Energy Corporation's region and nationally.

     - Significant management experience in regulated domestic utility operations.

     - Service territories located in favorable regulatory environments.

DOMESTIC UTILITY STRATEGY

     Alliant Energy Corporation's strategic objectives within its regulated domestic segment are:

     - To increase its megawatts of capacity through investment in new electric power generation, subject to appropriate regulatory incentives;

     - To increase plant availability and reduce the cost of energy production;

     - To enhance service reliability and operational excellence;

     - To provide excellent customer service;

     - To maintain favorable regulatory relationships;

     - To remain current with cutting-edge technologies that impact its business; and

     - To practice proactive environmental compliance.

DOMESTIC UTILITY OPERATIONS

     Alliant Energy Corporation's domestic utility operations consist of regulated electric, natural gas and steam and water service businesses. Alliant Energy Corporation serves more than 1.3 million customers in more than 1,000 communities in Iowa, southern and central Wisconsin, northwestern Illinois and southern Minnesota. Approximately 54% of its domestic utility operating revenues are from its Iowa operations and approximately 40% of its domestic utility operating revenues are from its Wisconsin operations. Alliant Energy Corporation believes sales of electric and gas commodities to end user customers will continue to grow across its domestic service territories as the consumption of electricity and gas by residential and business customers expands. For the year ended December 31, 2000, Alliant Energy Corporation's domestic utility operations represented $167.8 million of its adjusted net income. The composition of Alliant Energy Corporation's domestic utility revenues for the year ended December 31, 2000 was as follows:

(Graph-Total Revenues $2.1 billion(1))

Gas                                                                               20%
Steam and Water                                                                    1%
Electric                                                                          79%

(Graph-Electric Revenues $1.6 billion)

Commercial                                                                        21%
Other                                                                             15%
Industrial                                                                        30%
Residential                                                                       34%

(Graph-Gas Revenues $0.4 billion)

Commercial                                                                        31%
Other                                                                              3%
Industrial                                                                         7%
Residential                                                                       59%

---------------

(1) Includes $33.4 million of steam and water revenues.

     Historically, Alliant Energy Corporation has managed its power supply requirements through a combination of owned capacity and purchased power contracts. In 2000, approximately 75% of Alliant Energy Corporation's domestic megawatt-hour sales were provided by generation facilities it owns. Alliant Energy Corporation's current regulated domestic generation capacity is approximately 5,900 megawatts, consisting of 5,200 megawatts from company-owned generation facilities and 700 megawatts from purchased power contracts. In addition, Alliant Energy Corporation has entered into an agreement with Calpine Corporation to purchase capacity and energy from a 453-megawatt gas-fired power plant to be constructed near Beloit, Wisconsin. Alliant Energy Corporation expects the plant to be in service by early 2004.

     Alliant Energy Corporation believes that its capacity, including the Calpine plant, will allow it to meet its expected load requirements. Furthermore, Alliant Energy Corporation has transmission interconnections at various locations with 12 other transmission-owning utilities in the Midwest. Alliant Energy Corporation believes these interconnections enhance the overall reliability of its transmission systems and provides access to multiple sources of economic and emergency power and energy. Alliant Energy Corporation manages its supply portfolio to maintain an 18% reserve margin and it believes that its proximity to transmission and generating capacity in the upper Midwest region provides it additional access to a low-cost supply of power. Alliant Energy Corporation's sources of power supply for the year ended December 31, 2000 were as follows:

(Graph-Sources of Power Supply in 2000 (32,299 Thousand Megawatt-Hours))

Nuclear                                                                           15%
Other                                                                              1%
Purchased Power                                                                   25%
Coal and Gas                                                                      59%

     IES UTILITIES INC.

     IES Utilities Inc., or IESU, is a regulated utility serving customers in Iowa. IESU is engaged principally in the generation, transmission, distribution and sale of electric energy to approximately 347,000 customers in 525 communities; the purchase, distribution, transportation and sale of natural gas to approximately 182,000 customers in 212 communities; and the delivery of steam services in selected markets.

     During 2000, IESU had total revenues of $876.0 million, which included $28.4 million of steam and other revenues. IESU's electric and gas revenues consisted of the following:

                                       ELECTRIC                                      GAS
                       -----------------------------------------   ---------------------------------------
                        REVENUES          SALES        CUSTOMERS    REVENUES         SALES       CUSTOMERS
                       -----------   ---------------   ---------   -----------   -------------   ---------
                                      (THOUSANDS OF                              (THOUSANDS OF
                       (THOUSANDS)   MEGAWATT-HOURS)               (THOUSANDS)    DEKATHERMS)
Residential..........   $236,084          2,742         295,747     $117,132        14,829        160,357
Commercial...........    182,068          2,701          50,498       57,671         8,753         21,751
Industrial...........    188,734          5,053             706       15,377         3,063            365
Other................     44,573          1,084             448        6,001        10,061             --
                        --------         ------         -------     --------        ------        -------
Total................   $651,459         11,580         347,399     $196,181        36,706        182,473
                        ========         ======         =======     ========        ======        =======

     During the last three years, IESU's electric sales to end user customers grew at an annualized rate of 2% and the number of electric customers increased by 1%. During the same period, gas sales to end user customers grew at an annualized rate of 2% and the number of gas customers increased by 1%. During the last three years, no single customer accounted for more than 10% of IESU's consolidated revenues.

     Electric Operations. At the time of peak load in 2000, IESU had available capacity to provide 2,143 megawatts of electricity, of which 1,916 megawatts were installed and 227 megawatts were purchased capacity under contract. In 2000, IESU had a maximum peak hour demand of 2,067 megawatts in the month of August. During 2000, sources of generation at IESU included 55% coal/gas, 26% nuclear, 18% purchased and 1% other.

     IESU owns and operates 4,448 miles of electric transmission lines and 577 substation facilities connecting with its high voltage transmission systems. A non-cancelable operating agreement, which will terminate on December 31, 2035, provides for the joint use of certain transmission facilities of IESU and Central Iowa Power Cooperative.

     Gas Operations. At December 2000, IESU served approximately 182,000 customers in approximately 212 communities. The gas utility operations accounted for 22% of IESU operating revenues for the year ended December 31, 2000.

     Steam Operations. Steam operations, based entirely in Cedar Rapids, Iowa, represented about 3% of IESU's revenues for the year ended December 31, 2000.

     Construction Program. Construction expenditures for 2000 were $121 million. Estimated construction expenditures are approximately $147 million for 2001, and $786 million for 2002 through 2005.

     WISCONSIN POWER AND LIGHT COMPANY

     Wisconsin Power and Light Company, or WP&L, is a regulated utility with a service territory of 16,000 square miles in southern and central Wisconsin and northern Illinois. WP&L is engaged principally in the generation, transmission, distribution and sale of electric energy to approximately 414,000 customers in 600 communities; the purchase, distribution, transportation and sale of natural gas to approximately 165,000 customers in 233 communities; and the delivery of water services to approximately 19,000 customers in selected markets.

     During 2000, WP&L had total revenues of $862.4 million, which included $5.0 million of water and other revenues. WP&L's electric and gas revenues consisted of the following:

                                       ELECTRIC                                      GAS
                       -----------------------------------------   ---------------------------------------
                        REVENUES          SALES        CUSTOMERS    REVENUES         SALES       CUSTOMERS
                       -----------   ---------------   ---------   -----------   -------------   ---------
                                      (THOUSANDS OF                              (THOUSANDS OF
                       (THOUSANDS)   MEGAWATT-HOURS)               (THOUSANDS)    DEKATHERMS)
Residential..........   $229,668          3,151         362,178     $ 96,204        12,769        146,690
Commercial...........    127,199          2,031          49,350       54,512         8,595         17,583
Industrial...........    190,085          4,688             974        8,581         1,476            513
Other................    145,239(1)       3,291           1,923        5,855        13,680             --
                        --------         ------         -------     --------        ------        -------
Total................   $692,191         13,161         414,425     $165,152        36,520        164,786
                        ========         ======         =======     ========        ======        =======

---------------

(1) Includes revenues of $115,715 for wholesale electric customers.

     During the last three years, WP&L's electric sales to end user customers grew at an annualized rate of 2% and the number of electric customers increased by 2%. During the same period, gas sales to end user customers grew at an annualized rate of 5% and the number of gas customers increased by 2%. During the last three years, no single customer accounted for more than 10% of WP&L's consolidated revenues.

     Electric Operations. At the time of peak load in 2000, WP&L had available capacity to provide 2,680 megawatts of electricity, of which 2,345 megawatts were installed and 335 megawatts were purchased capacity under contract. In 2000, WP&L had a maximum peak hour demand of 2,508 megawatts in the month of August. During 2000, sources of generation at WP&L included 58% coal/gas, 29% purchased, 11% nuclear (including a planned refueling outage during 2000) and 2% other.

     Gas Operations. At December 2000, WP&L served approximately 165,000 customers in approximately 233 communities. The gas utility operations accounted for 19% of WP&L operating revenues for the year ended December 31, 2000.

     Water Operations. Water operations represented about 1% of WP&L's revenues for the year ended December 31, 2000.

     Construction Program. Construction expenditures for 2000 were $132 million. Estimated construction expenditures are approximately $138 million for 2001, and $625 million for 2002 through 2005.

     INTERSTATE POWER COMPANY

     Interstate Power Company, or IPC, is a regulated utility serving customers in Iowa, Minnesota and Illinois. IPC is engaged principally in the generation, transmission, distribution and sale of electric energy to approximately 168,000 customers in 234 communities and the purchase, distribution, transportation and sale of natural gas to approximately 50,000 customers in 41 communities.

     During 2000, IPC had total revenues of $358.0 million consisting of the following:

                                       ELECTRIC                                      GAS
                       -----------------------------------------   ---------------------------------------
                        REVENUES          SALES        CUSTOMERS    REVENUES         SALES       CUSTOMERS
                       -----------   ---------------   ---------   -----------   -------------   ---------
                       (THOUSANDS)    (THOUSANDS OF                (THOUSANDS)   (THOUSANDS OF
                                     MEGAWATT-HOURS)                              DEKATHERMS)
Residential..........   $101,531          1,267         141,678      $32,361         4,428        44,943
Commercial...........     39,752            633          23,985       14,921         2,348         5,320
Industrial...........    122,336          3,351           1,093        3,794           811            75
Other................     40,767            705             945        2,539        20,190            --
                        --------          -----         -------      -------        ------        ------
Total................   $304,386          5,956         167,701      $53,615        27,777        50,338
                        ========          =====         =======      =======        ======        ======

     During the last three years, IPC's electric sales to end user customers grew at an annualized rate of 1% and the number of electric customers increased by more than 1%. During the same period, gas sales to end user customers grew at an annualized rate of 4% and the number of gas customers increased by 1%. During the last three years, no single customer accounted for more than 10% of IPC's consolidated revenues.

     Electric Operations. At the time of peak load in 2000, IPC had available capacity to provide 1,117 megawatts of electricity, of which 1,029 megawatts were installed and 88 megawatts were purchased capacity under contract. In 2000, IPC had a maximum peak hour demand of 996 megawatts in the month of August. During 2000, sources of generation at IPC included 71% coal/gas and 29% purchased.

     IPC owns and operates 2,600 miles of electric transmission lines and 222 substation facilities.

     Gas Operations. At December 2000, IPC served approximately 50,000 customers in approximately 41 communities. The gas utility operations accounted for 15% of IPC operating revenues during the year ended December 31, 2000.

     Construction Program. Construction expenditures for 2000 were $51 million. Estimated construction expenditures are approximately $61 million for 2001, and $307 million for 2002 through 2005.

     AMERICAN TRANSMISSION COMPANY

     In 1999, Wisconsin enacted legislation for the formation of a Wisconsin transmission-only company, American Transmission Company, LLC, for those Wisconsin utility companies that elected to join. On January 1, 2001, WP&L contributed its transmission assets, with approximate net book value of $186 million, in exchange for a 26% ownership in American Transmission Company. Alliant Energy Corporation's partners in American Transmission Company include Madison Gas and Electric Company, Wisconsin Energy Corporation and WPS Resources Corporation. Alliant Energy Corporation believes the contribution of its WP&L transmission assets to a transmission-only company is consistent with its strategy to connect to customers and grow its transmission business opportunities. Alliant Energy Corporation expects to earn a competitive return on its ownership interest in American Transmission Company.

     TRANSLINK

     In March 2001, Alliant Energy Corporation announced discussions with Corn Belt Power Cooperative, MidAmerican Energy Company, Nebraska Public Power District, Omaha Public Power District and Xcel Energy Inc. to assess the viability of developing an independent transmission company for Midwest utilities that are not a part of American Transmission Company. On September 28, 2001, these utility companies and Alliant Energy Corporation's subsidiaries, IESU and IPC, announced the filing of an application with the Federal Energy Regulatory Commission to create TRANSLink Transmission Co. LLC, a for-profit, transmission-only company. The participants have requested the Federal Energy Regulatory Commission to expedite consideration of the application so that TRANSLink could commence operations by 2002. Current plans call for IESU and IPC to contribute their transmission assets, which have an estimated net book value of $300 million, to TRANSLink in exchange for a corresponding ownership interest in TRANSLink. Alliant Energy Corporation expects to earn a competitive return on any ownership interest in TRANSLink that it may obtain. The TRANSLink proposal is subject to receipt of all required federal and state regulatory approvals.

     NUCLEAR MANAGEMENT COMPANY

     Alliant Energy Corporation's subsidiaries, IESU and WP&L, and Wisconsin Energy Corporation, WPS Resources Corporation and Xcel Energy Inc. formed Nuclear Management Company in 1999 to consolidate the operation of their nuclear plants and to provide similar capabilities for other nuclear operators and owners. After the formation of Nuclear Management Company, an additional partner, CMS Energy Corporation, joined the venture. Alliant Energy Corporation owns 20% of Nuclear Management Company. Combined, the Nuclear Management Company member utilities operate seven nuclear generating units at five sites representing 4,500 megawatts of capacity. Alliant Energy Corporation and its partners continue to own their respective plants and are entitled to the energy generated at the plants. Each partner retains the financial obligations for the safe operation, maintenance and the decommissioning of its plants.

     Alliant Energy Corporation owns interests in two nuclear facilities, Kewaunee Nuclear Power Plant and Duane Arnold Energy Center. Kewaunee, a 532-megawatt plant, is operated by Nuclear Management Company under contract to Wisconsin Public Service Corporation and is jointly owned by Wisconsin Public Service Corporation (59.0%) and WP&L (41.0%). The Kewaunee operating license expires in 2013. Duane Arnold, a 535-megawatt plant, is also operated by Nuclear Management Company under contract to IESU, which has a 70.0% ownership interest in the plant. The Duane Arnold operating license expires in 2014. In 2000, the capacity factor for Kewaunee was 80.9%, including the impact of a planned refueling outage, and the capacity factor for Duane Arnold was 94.9%. For the last three years, the capacity factor for both plants has averaged 85.0%.

     IESU's and WP&L's anticipated nuclear-related construction expenditures for 2001 are approximately $41 million and for 2002 through 2005 are approximately $42 million.

     RATES AND REGULATORY ENVIRONMENT

     Alliant Energy Corporation operates as a registered public utility holding company subject to regulation by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935. Alliant Energy Corporation and its subsidiaries are subject to the regulatory provisions of the Public Utility Holding Company Act, including provisions relating to the issuance and sales of securities, acquisitions and sales of utility properties and acquisitions and retention of interests in non-utility businesses.

     As a utility holding company incorporated in Wisconsin, Alliant Energy Corporation is subject to regulation by the Public Service Commission of Wisconsin, or the PSCW. The PSCW regulates the type and amount of Alliant Energy Corporation's investments in non-utility businesses. WP&L, also subject to regulation by the PSCW, is generally required to file a rate case with the PSCW every two years based on a forward-looking test year period. However, as one of the conditions for approval of the 1998 merger which formed Alliant Energy Corporation, the PSCW required, with some exceptions, that WP&L freeze retail electric, natural gas and water rates through April 2002. In August 2001, WP&L filed an application with the PSCW for new rates to apply beginning April 2002. The application requested an increase in WP&L's authorized return on investment from the current level of 11.7% to 13.5%. Alliant Energy Corporation cannot provide any assurance that the PSCW will grant the requested rate increase or, if granted, that the rate increase will be at the requested level.

     In August 2001, WP&L filed a rate case with the PSCW and the new rates are expected to go into effect in the spring of 2002. WP&L's retail electric rates will be based in part on forecasted fuel and purchased power costs. Under the PSCW rules, WP&L can seek emergency rate increases if the annual fuel and purchased power costs are more than 3% higher than the estimated costs used to establish rates. Similarly, rates are also subject to a decrease if actual costs are more than 3% lower than estimated costs. WP&L has a gas performance incentive that includes a sharing mechanism under which 40% of all gains and losses relative to current commodity prices, as well as other benchmarks, are retained or incurred by WP&L, with the remainder refunded to or recovered from customers.

     IESU and IPC both operate under the jurisdiction of the Iowa Utilities Board. Requests for rate relief are based on historical test periods, adjusted for some known and measurable changes. IESU and IPC also agreed to a four-year price cap in Iowa as part of Alliant Energy Corporation's 1998 merger approval process. IESU and IPC are currently reviewing the potential need to file for new rates in early 2002. IESU's and IPC's tariffs provide for subsequent adjustments to their electric and natural gas rates for changes in the cost of fuel, purchased energy and natural gas purchased for resale. Purchased power capacity costs are not recovered from electric customers through this energy adjustment clause mechanism. Recovery of these capacity costs must be addressed in formal rate proceedings.

     South Beloit Water, Gas and Electric Company, a wholly-owned subsidiary of WP&L, is subject to regulation by the Illinois Commerce Commission. IPC is also subject to regulation by the Minnesota Public Utilities Commission and the Illinois Commerce Commission.

     The Federal Energy Regulatory Commission has jurisdiction under the Federal Power Act over some of the electric utility facilities and operations, wholesale rates and accounting practices of IESU, WP&L and IPC, and in some other respects.

     WP&L and IESU are indirectly and directly subject to the jurisdiction of the Nuclear Regulatory Commission with respect to Kewaunee Nuclear Power Plant and Duane Arnold Energy Center, and to the jurisdiction of the U.S. Department of Energy with respect to the disposal of nuclear fuel and other radioactive wastes from Kewaunee Nuclear Power Plant and Duane Arnold Energy Center.

                 DESCRIPTION OF OTHER OUTSTANDING INDEBTEDNESS

     The following is information about our indebtedness other than indebtedness outstanding under our indenture. See "Description of the Senior Notes."

     We are a party to a 3-Year Credit Agreement with various banking institutions. This agreement extends through October 2003, with one-year extensions available upon agreement by the parties. We also use unused borrowing availability under this agreement to support our commercial paper program. A combined maximum of $450 million of borrowings under this agreement and the commercial paper program may be outstanding at any time. Interest rates and maturities are set at the time of borrowing. The rates are based upon quoted market prices and the maturities are less than one year. At September 30, 2001, we had no direct borrowings under this facility. In addition, we had $450 million of commercial paper outstanding that was backed by this facility, with interest rates ranging from 2.66% to 3.78% and maturities ranging from 4 to 59 days. We intend to continue issuing commercial paper backed by this facility. At September 30, 2001, we had no credit capacity remaining under this facility. No conditions existed at September 30, 2001 that would prevent the issuance of commercial paper or direct borrowings under the 3-Year Credit Agreement. The senior notes will rank equally with indebtedness under the 3-Year Credit Agreement.

     We are also a party to a 364-Day Credit Agreement with various banking institutions. This agreement extends through October 14, 2002, with 364-day extensions available upon agreement by the parties. If the parties do not agree to a one-year extension to the agreement, we may elect, nevertheless, to extend the term of repayment of our borrowings for an additional year. We also use the unborrowed portion of this agreement to support our commercial paper program. A combined maximum of $150 million of borrowings under this agreement and commercial paper backed by this facility may be outstanding at any one time. We may increase that combined maximum to $450 million at our option if we comply with some conditions in this agreement. Under this agreement, we may borrow in one of two ways, at our option. Under the first, interest rates float or are established periodically with reference to the London Interbank Offered Rate and effective maturity is the termination date of the facility. Under the second, interest rates, which are based upon quoted market prices, and maturities, which may not extend beyond the agreement termination date, are set at the time of borrowing. At September 30, 2001, we had no direct borrowings under this facility. In addition, we had $119 million of commercial paper outstanding that was backed by this facility, with an interest rate ranging from 2.66% to 3.78% and maturities ranging from 4 to 59 days. We intend to continue issuing commercial paper backed by this facility. At September 30, 2001, we had $31 million credit capacity remaining under this facility. No conditions existed at September 30, 2001 that would prevent the issuance of commercial paper or direct borrowings under the 364-Day Credit Agreement. The senior notes will rank equally with indebtedness under the 364-Day Credit Agreement.

                      DESCRIPTION OF THE NEW SENIOR NOTES

     The old senior notes were, and the new senior notes will be, issued as a series of debt securities under and governed by an indenture, dated as of November 4, 1999, between us and U.S. Bank National Association, as successor to Firstar Bank, N.A., as trustee and paying agent, as supplemented and amended by the first supplemental indenture, dated as of November 4, 1999, the second supplemental indenture, dated as of February 1, 2000, and the third supplemental indenture, dated as of November 15, 2001, which created the senior notes. We refer to the indenture, as so supplemented and amended, as the indenture. We refer to the old senior notes and the new senior notes collectively as the senior notes. The following summary of some provisions of the indenture, the senior notes and the guarantees is not complete and is qualified in its entirety by reference to provisions of the indenture. Copies of the indenture are available for inspection on any business day during normal business hours at the office of the trustee in Milwaukee, Wisconsin or New York, New York. The holders of senior notes are entitled to the benefits of and are bound by all the provisions of the indenture.

GENERAL

     The indenture does not limit the aggregate principal amount of debt securities that we may issue under it and provides that debt securities may be issued from time to time in one or more series as provided in a supplemental indenture or a resolution of our Board of Directors. The senior notes will be fully and unconditionally guaranteed by Alliant Energy Corporation, will be issued in the aggregate principal amount of $300,000,000 and will mature on December 1, 2011, at their principal amount unless we redeem them before that date.

     As of the date of this prospectus, the debt securities outstanding under the indenture other than the senior notes are $250 million aggregate principal amount of our 7 3/8% senior notes due 2009 and $402.5 million aggregate principal amount of our exchangeable senior notes due 2030. Our exchangeable notes due 2030 have a stated interest rate of 7.25% through February 2003 and 2.5% after that time. Our exchangeable notes due 2030 are exchangeable for cash based upon a percentage on the value of McLeodUSA Class A Common Stock. The provisions of the indenture described below are also applicable to our senior notes due 2009 and our exchangeable notes due 2030. The senior notes will rank equally with these notes.

     We will pay interest on the senior notes at a rate of 7% per annum from the most recent date to which interest has been paid on the old senior notes or, if no interest has been paid, from the date of issuance of the old senior notes. We will pay interest on the senior notes semiannually in arrears on June 1 and December 1 of each year, commencing on June 1, 2002, until the principal amount has been paid or made available for payment, to the persons in whose names the senior notes are registered at the close of business on May 15 or November 15, as the case may be, before each interest payment date. Interest on the senior notes will be computed on the basis of a 360-day year of twelve 30-day months. The principal of and interest on the senior notes will be payable in U.S. dollars or in such other currency of the United States that at the time of payment is legal tender for the payment of public and private debts.

FULL AND UNCONDITIONAL GUARANTEE

     Alliant Energy Corporation has agreed to fully and unconditionally guarantee the payment of the principal of, and premium, if any, or interest on, the senior notes as these items become due and payable, whether at maturity, upon redemption or otherwise, according to the terms of the new senior notes and the indenture. Alliant Energy Corporation will determine, at least one business day prior to the date upon which a payment of principal of, and premium, if any, or interest on, the senior notes is due and payable, whether we have available the funds to make these payments as they become due and payable. If we fail to pay principal, premium, if any, or interest, then Alliant Energy Corporation will cause these payments to be made as they become due and payable, whether at maturity, upon redemption, or otherwise, as if these payments were made by us. Alliant Energy Corporation's obligations will be unconditional regardless of the validity or enforceability of, or the absence of any action to enforce, the senior notes or the indenture, any waiver or consent by a holder of senior notes, the recovery of any judgment against us or any action to enforce a judgment against us. Alliant Energy Corporation will be subrogated to all rights of a holder of senior notes against us with respect to any amounts paid by Alliant Energy Corporation pursuant to the guarantee.

RANKING

     The senior notes will be senior, unsecured and unsubordinated obligations of ours, ranking equally and ratably with all our other senior, unsecured and unsubordinated obligations. The guarantees will be unsecured obligations of Alliant Energy Corporation and will rank equally with all other unsecured and unsubordinated indebtedness of Alliant Energy Corporation. Because we are a holding company and conduct substantially all of our operations through our subsidiaries, the rights of our creditors, including those under the senior notes, to participate in any distributions of the assets of any of our subsidiaries or joint ventures, upon liquidation or reorganization or otherwise, are necessarily subject, and therefore will be effectively subordinated, to the prior claims of creditors of any of our subsidiaries or joint ventures, except to the extent our claims as a creditor may be recognized.

     In addition, because Alliant Energy Corporation is a holding company that conducts substantially all of its operations through subsidiaries, including us, the right of Alliant Energy Corporation, and hence the right of creditors of Alliant Energy Corporation, including holders of the senior notes through the guarantees, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiaries, except to the extent that claims of Alliant Energy Corporation itself as a creditor of the subsidiary may be recognized.

     The senior notes will also be effectively subordinated to all of our future secured indebtedness, and the related guarantees will be effectively subordinated to all future secured indebtedness of Alliant Energy Corporation.

BOOK-ENTRY PROCEDURES AND FORM

  Global Notes: Book-Entry Form

     Except as provided below, the senior notes will be issued in fully registered book-entry form and will be represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depositary Trust Company of New York City, or DTC, and registered in the name of a nominee of DTC.

     We expect that pursuant to procedures established by DTC:

     - upon the issuance of the senior notes in the form of one or more global notes, DTC or its custodian will credit, on its internal system, the principal amount of senior notes of the individual beneficial interests represented by these global notes to the respective accounts of persons who have accounts with DTC; and

     - ownership of beneficial interests in the global notes will be shown on, and the transfer of this ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. These accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to participants or persons who hold interests through participants. QIBs, may hold their interests in the global notes directly through DTC if they are participants in this system, or indirectly through organizations which are participants in this system. The laws of some states of the United States may require that some purchasers of securities take physical delivery of the senior notes in definitive registered form. Such limits and such laws may impair the ability of such purchasers to own, transfer or pledge interests in the global notes.

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

     So long as DTC, or its nominee, is the registered owner or holder of senior notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of senior notes represented by the global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the senior notes.

     Payments of the principal of, and premium, if any, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. These payments will be the responsibility of such participants. Transfers between participants in DTC will be effected in the ordinary way through DTC's settlement system in accordance with DTC rules and will be settled in same day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of senior notes only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of senior notes as to which such participant or participants has or have given such direction.

     DTC has advised us that:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934;

     - DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates;

     - direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

     - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

     - access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

     - the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any of our respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, payments made on account of, or beneficial ownership interests in, global notes.

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

     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We have provided the foregoing descriptions of the operations and procedures of DTC solely as a matter of convenience. DTC's operations and procedures are solely within DTC's control and are subject to change by DTC from time to time. Neither we, the initial purchasers nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

  Certificated Notes

     We will issue senior notes in certificated form in exchange for global notes if:

     - DTC or any successor depositary notifies us that it is unwilling or unable to continue as a depositary for the global notes or ceases to be a "clearing agency" registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days of such notice;

     - an event of default (as defined below) under the senior notes has occurred and is continuing; or

     - we determine that the senior notes will no longer be represented by global notes.

     The holder of a senior note in certificated form may transfer such note by surrendering it at the office or agency maintained by us for such purpose in Milwaukee, Wisconsin or New York, New York.

PURCHASE AND CANCELLATION

     We may at any time purchase senior notes in the open market or otherwise at any price, subject to applicable U.S. securities laws. Any purchase by tender will be made available to all holders of senior notes. Any senior notes so purchased must be promptly surrendered to the trustee for cancellation.

     All senior notes that we redeem or purchase will promptly be canceled. Any senior notes in certificated form so canceled will be forwarded to or to the order of the trustee and such senior notes in certificated form may not be reissued or resold.

COVENANTS

     Except as otherwise set forth under "-- Defeasance and Covenant Defeasance" below, for so long as any senior notes remain outstanding or any amount remains unpaid on any of the senior notes, we will comply with the terms of the covenants set forth below.

  Payment of Principal and Interest

     We will duly and punctually pay the principal of and premium, if any, and interest on the senior notes in accordance with the terms of the senior notes and the indenture.

  Limitation on Liens

     The indenture provides that we will not, and we will not permit any of our subsidiaries to issue, assume or guarantee any Debt if the Debt is secured by any Lien upon any of our property or assets other than cash, without effectively securing the outstanding senior notes, together with any other indebtedness or obligation then existing or thereafter created ranking equally with the senior notes, equally and ratably with the Debt. "Debt" is defined in the indenture as all of our obligations evidenced by bonds, debentures, notes or similar evidences of indebtedness in each case for money borrowed. "Lien" is defined in the indenture as any mortgage, lien, pledge, security interest or other encumbrance. The term "Lien" does not include any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances

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

consisting of zoning restrictions, leases, subleases, licenses, sublicenses, restrictions on the use of property or defects in the title thereto. This limitation does not apply to:

     - Liens in existence on the date of original issuance of the senior notes;

     - any Lien created or arising over any property or assets which we or any of our subsidiaries acquire, construct or create, but only if

        - the Lien secures only principal amounts, which may not exceed the cost of the acquisition, construction or creation, of Debt incurred for the purposes of the acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in connection with the acquisition, construction or creation or a guarantee given in connection with the acquisition, construction or creation,

        - the Lien is created or arises on or before 90 days after the completion of the acquisition, construction or creation of the property or assets and

        - the Lien is confined solely to the property or assets so acquired, constructed or created;

     - any Lien to secure the Debt incurred by us or our subsidiaries in connection with a specifically identifiable project where the Lien relates and is confined to a property, including shares or other rights of ownership in the entities which own that property or project involved in that project and acquired by us or our subsidiaries after the date of original issuance of the senior notes and the recourse of the creditors in respect of the Debt is limited to any or all of that project and property;

     - any Lien securing amounts not more than 90 days overdue or otherwise being contested in good faith;

     - rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our or any of our subsidiaries' benefit or in connection with the issuance of letters of credit for our or any of our subsidiaries' benefit;

     - any Lien securing Debt incurred by us or any of our subsidiaries in connection with the financing of accounts receivable;

     - any Lien incurred in the ordinary course of business, including any mechanics', materialmen's, carriers', workmen's, vendors' or other like Liens and any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;

     - any Lien upon specific items of our or any of our subsidiaries' inventory or other goods and proceeds securing our or any of our subsidiaries' obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other goods;

     - any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts other than for borrowed money, statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds and other obligations of like nature incurred by us or any of our subsidiaries in the ordinary course of business;

     - any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred by us or any of our subsidiaries in respect of the hedging or management of risks under transactions involving any derivative instrument of any kind;

     - any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment by us or any of our subsidiaries in the ordinary course of business;

     - any Lien securing reimbursement obligations under letters of credit, guarantees and other forms of credit enhancement given in connection with the purchase of goods and equipment by us or any of our subsidiaries in the ordinary course of business;

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

     - Liens on any property or assets acquired from an entity with which we or any of our subsidiaries merge and that is not created in anticipation of any such transaction, unless the Lien was created to secure or provide for the payment of any part of the purchase price of the entity to be acquired;

     - any Lien on any property or assets existing at the time of acquisition by us or any of our subsidiaries and which is not created in anticipation of the acquisition, unless the Lien was created to secure or provide for the payment of any part of the purchase price of the property or assets so acquired;

     - Liens required by any contract or statute in order to permit us or any of our subsidiaries to perform any contract or subcontract made by us or any of our subsidiaries with a governmental entity or governmental unit, or to secure payments by us or any of our subsidiaries to a governmental unit under the provisions of any contract or statute;

     - any Lien securing industrial revenue, development or similar bonds issued by us or any of our subsidiaries or for our or any of our subsidiaries' benefit, provided that these bonds are nonrecourse to us or any of our subsidiaries;

     - any Lien securing taxes or assessments or other applicable governmental charges or levies;

     - any Lien which arises under any order of attachment, distraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of the Lien arising in connection with such legal process is effectively stayed and the claims secured by the Lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, or any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs or expenses;

     - any Lien arising by operation of law or by order of a court or tribunal or any Lien arising by an agreement of similar effect, including judgment liens; or

     - any extension, renewal or replacement of any Liens referred to in the clauses above, for amounts not exceeding the principal amount of the Debt secured by the Lien so extended, renewed or replaced, so long as the extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien that was extended, renewed or replaced, plus improvements on such property or assets.

     Although the indenture limits our and our subsidiaries' ability to incur Liens as set forth above, the indenture nevertheless provides that we or our subsidiaries may create or permit to subsist Liens over any of our and our subsidiaries' property or assets so long as the aggregate amount of Debt secured by all Liens that we or our subsidiaries incur, excluding the amount of Debt secured by Liens set forth in the clauses above, does not exceed 10% of Alliant Energy Corporation's Consolidated Net Tangible Assets. "Consolidated Net Tangible Assets" is defined in the indenture as the total of all assets, including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise, appearing on the most recent consolidated balance sheet of Alliant Energy Corporation as of the date of determination, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets, less the aggregate of the consolidated current liabilities of Alliant Energy Corporation appearing on such balance sheet.

  Limitation on Sale and Lease-Back Transactions

     The indenture provides that we will not enter into any arrangement with any entity providing for the lease by us of any of the assets that we have sold or transferred or that we have agreed to sell or transfer to that entity unless:

     - the transaction involves a lease for a temporary period not to exceed three years;

     - the transaction is between us and one of our affiliates;

     - we would be entitled to incur Debt secured by a Lien on the assets or property involved in the transaction at least equal to the Attributable Debt with respect to the transaction, without equally and ratably securing the senior notes, as described under "-- Limitation on Liens" above, other than as described in the second paragraph of that description;

     - we enter into the transaction within 270 days after our initial acquisition of the assets or property subject to the transaction;

     - the aggregate amount of all Attributable Debt with respect to all sale and lease-back transactions then in effect does not exceed 10% of Alliant Energy Corporation's Consolidated Net Tangible Assets; or

     - within 12 months preceding the sale or transfer or 12 months following the sale or transfer, regardless of whether we make any sale or transfer, we apply, in the case of a sale or transfer for cash, an amount equal to the net proceeds of the sale or transfer and, in the case of a sale or transfer other than for cash, an amount equal to the fair value of the assets so leased at the time that we enter into such arrangement, as determined by our Board of Directors,

        - to the retirement of Debt, incurred or assumed by us which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Debt or

        - to an investment in any of our assets.

     "Attributable Debt" is defined in the indenture as, with respect to any particular sale and lease-back transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in the sale and lease-back transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. The present value of this obligation is discounted at the rate of interest implicit in the transaction determined in accordance with U.S. generally accepted accounting principles.

  Consolidation, Merger, Conveyance, Sale or Lease

     The indenture provides that we may, without the consent of any holders of the senior notes, consolidate or merge with, or convey, transfer or lease substantially all of our property and assets to, another U.S. entity so long as:

     - if we are not the surviving entity, the surviving entity expressly assumes by supplemental indenture all of our applicable obligations under the senior notes and the indenture;

     - immediately after giving effect to the transaction, no event of default under the senior notes and no event which, after notice or lapse of time or both, would become an event of default under the senior notes, has occurred and is continuing; and

     - either we or our successor delivers to the trustee an officers' certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required by the transaction, the supplemental indenture, comply with the indenture and all conditions precedent in the indenture relating to such transaction.

     In addition, we may assign and delegate all of our rights and obligations under the indenture, the senior notes, the supplemental indenture relating to the senior notes and all other related documents, agreements and instruments to Alliant Energy Corporation or a subsidiary of Alliant Energy Corporation, any person that owns all of our capital stock or any person that owns all of the capital stock of a person that owns all of our capital stock. Upon the assumption of these rights and obligations by that person, we will be automatically released from the obligations, provided that immediately after giving effect to the transaction, no event of default under the senior notes, and no event which, after notice or lapse of time or both, would become an event of default under the senior notes, has occurred and is continuing.

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

     The indenture also provides that Alliant Energy Corporation may, without the consent of any holders of the senior notes, consolidate or merge with, or convey, transfer or lease substantially all of its property and assets to, another U.S. entity so long as:

     - if Alliant Energy Corporation is not the surviving entity, the surviving entity assumes by supplemental indenture all of Alliant Energy Corporation's obligations under the guarantees and the indenture;

     - immediately after giving effect to the transaction, no event of default under the senior notes, and no event which, after notice or lapse of time or both, would become an event of default under the senior notes, has occurred and is continuing; and

     - each of Alliant Energy Corporation and the successor person delivers to the trustee an officers' certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required by the transaction, the supplemental indenture, comply with the indenture and all conditions precedent in the indenture, relating to such transactions.

  Money For Securities Payments To Be Held In Trust

     The indenture provides that if we at any time act as our own paying agent with respect to the senior notes, we will, on or before each due date of the principal of, or any premium or interest on, any of the senior notes, segregate and hold in trust for the benefit of the persons entitled a sum in the currency in which the senior notes are payable sufficient to pay the principal or any premium or interest due until such sums are paid or otherwise disposed of, and we will promptly notify the trustee of our action or failure to act.

     Whenever we have one or more paying agents for any series of debt securities, we will, on or prior to each due date of the principal of, or any premium or interest on, any series of debt securities, deposit with any paying agent a sum sufficient to pay the principal or any premium or interest due, the sum to be held in trust for the benefit of the persons entitled. Unless the paying agent is the trustee, we will promptly notify the trustee of our action or failure to act.

     We will cause each paying agent for each series of debt securities, if other than the trustee, to execute and deliver to the trustee an agreement that requires the paying agent:

     - to hold all sums held by it for the payment of the principal of, or any premium or interest on, any series of debt securities in trust for the benefit of the persons entitled until such sums are paid or otherwise disposed of as provided in the indenture;

     - to give the trustee notice of any default by us or Alliant Energy Corporation in the making of any payment of principal, any premium or interest on any series of debt securities; and

     - at any time during the continuance of the default, upon the written request of the trustee, pay to the trustee all sums held in trust by it.

     We or Alliant Energy Corporation may at any time pay, or direct any paying agent to pay, to the trustee all sums held in trust by us or the paying agent. These sums will be held by the trustee upon the same terms as those applicable to us or the paying agent. Upon payment by the paying agent to the trustee, the paying agent will be released from all further liability with respect to these sums.

     Except as otherwise provided in the indenture, any money deposited with the trustee or the paying agent, or held by us, in trust for the payment of the principal of, or any premium or interest on, any series of debt securities and remaining unclaimed for two years after such principal or any such premium or interest has become due and payable will be discharged from such trust. The holder of the senior note will thereafter, as an unsecured general creditor, look only to us or Alliant Energy Corporation, as the case may be, for payment, and all liability of the trustee or the paying agent with respect to the trust money, and all liability of us as trustee thereof, will cease. However, the trustee or the paying agent may at our

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

expense cause to be published once, in an authorized newspaper or mailed to holders of the senior notes, or both, notice that such money remains unclaimed and that, after a date specified, which will not be less than 30 days from the date of the publication or mailing nor later than two years after the principal and any premium or interest have become due and payable, any unclaimed balance of such money then remaining will be repaid to us or Alliant Energy Corporation, as the case may be.

  Company And Guarantor Statements As To Compliance; Notice Of Certain Defaults

     We and Alliant Energy Corporation will each deliver to the trustee, within 120 days after the end of each fiscal year, a written statement signed by our respective principal executive officer, principal financial officer or principal accounting officer, stating that:

     - a review of our respective activities during the year and of our respective performances under the indenture has been made under such officer's supervision and

     - to the best of such officer's knowledge, based on that review,

     - we or Alliant Energy Corporation, as the case may be, have complied with all the conditions and covenants imposed on each of us by the indenture throughout the year, or, if there has been a default in the fulfillment of any condition or covenant, specifying each default known to such officer and its nature and status and

     - no event has occurred and is continuing which is, or after notice or lapse of time or both would become, an event of default under the senior notes, or, if such an event has occurred and is continuing, specifying each such event known to such officer and its nature and status.

     We and Alliant Energy Corporation will deliver to the trustee, within five days after its occurrence, written notice of any event of default under the senior notes or any event which after notice or lapse of time or both would become an event of default under the senior notes.

MODIFICATION OF THE INDENTURE

     We, Alliant Energy Corporation and the trustee may modify and amend the indenture or any supplemental indenture or the rights of the holders of the debt securities of each series to be affected with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each affected series, with each series voting as a class. These majority holders may also waive compliance by us or Alliant Energy Corporation with any provision of the indenture, any supplemental indenture or the debt securities of any series. However, without the consent of a holder of each debt security affected, an amendment or waiver may not:

     - reduce the amount of debt securities whose holders must consent to an amendment or waiver;

     - change the rate or the time for payment of interest;

     - change the principal or the fixed maturity;

     - waive a default in the payment of principal, premium or interest;

     - make any debt securities payable in a different currency;

     - make any change in the provisions of the indenture concerning waiver of existing defaults, right of holders of debt securities to receive payment or amendments and waivers with consent of holders of debt securities;

     - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of such payment or, in the case of redemption, on or after the redemption date; or

     - modify or effect in any manner adverse to the holders the terms and conditions of Alliant Energy Corporation's obligations regarding due and punctual payment of principal of, or any premium or interest on, or any sinking fund requirements of, any debt securities subject to guarantees.

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

     We, Alliant Energy Corporation and the trustee may amend or supplement the indenture without the consent of any holder of any of the debt securities:

     - to cure any ambiguity, defect or inconsistency in the indenture, any supplemental indenture, the debt securities or guarantees;

     - to provide for the assumption of all of our obligations under the debt securities, the indenture, any supplemental indenture or of Alliant Energy Corporation's obligations under the guarantees and the indenture or any supplemental indenture by any corporation in connection with a merger or consolidation of us or Alliant Energy Corporation or transfer or lease of substantially all of our or Alliant Energy Corporation's property and assets;

     - make any change that does not adversely affect the rights of any holder of debt securities;

     - to add to the rights of holders of any of the debt securities;

     - to secure any debt securities as provided under the heading "-- Limitation on Liens";

     - to evidence the succession of another person to us or Alliant Energy Corporation, and the assumption by the successor person of the covenants of us and Alliant Energy Corporation, as the case may be, provided in the indenture or the senior notes;

     - to establish the form or terms of any debt securities;

     - to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities and to add to or change any of the provisions of the indenture necessary to facilitate the administration of the indenture by more than one trustee; or

     - to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any debt securities, provided that such action will not adversely affect the interests of any holder of any debt security in any material respect.

EVENTS OF DEFAULT

     Any one of the following is an event of default with respect to the senior notes:

     (a) if we or Alliant Energy Corporation default in the payment of any interest on the senior notes, and such default continues for 30 days;

     (b) if we or Alliant Energy Corporation default in payment of principal of or premium, if any, on the senior notes when the same become due at maturity, upon redemption, by declaration or otherwise;

     (c) if we or Alliant Energy Corporation materially default in the performance or materially breach any of our respective covenants or obligations in the indenture, any supplemental indenture or the senior notes and this material default or breach continues for a period of 90 days after we or Alliant Energy Corporation receive written notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior notes;

     (d) if we or Alliant Energy Corporation default in the payment of the principal of any bond, debenture, note or other indebtedness or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, which default for payment of principal is in an aggregate principal amount exceeding $25,000,000 when such indebtedness becomes due and payable, whether at maturity, upon redemption or acceleration or otherwise, if such default continues unremedied or unwaived for more than 30 business days and the time for payment of such amount has not been expressly extended;

     (e) our failure or the failure by Alliant Energy Corporation generally to pay our respective debts as they become due, or the admission in writing of our inability or Alliant Energy Corporation's inability to pay our respective debts generally, or the making of a general assignment for the benefit of our respective creditors, or the institution of any proceeding by or against Alliant Energy Corporation or us that is dismissed within 180 days from its commencement seeking to adjudicate us or Alliant Energy Corporation bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition, other than a solvent liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition, of us or Alliant Energy Corporation or our respective debts under any law relating to bankruptcy, insolvency, reorganization, moratorium or relief of debtors, or seeking the entry of an order for relief or appointment of an administrator, receiver, trustee, intervenor or other similar official for us or Alliant Energy Corporation or for any substantial part of our property or the property of Alliant Energy Corporation, or the taking of any action by Alliant Energy Corporation or us to authorize any of the actions set forth in this clause; and

     (f) a material default in the performance or material breach by Alliant Energy Corporation of any covenant or obligation of Alliant Energy Corporation contained in the guarantee, and the continuance of such material default or breach for a period of 90 days after which we or Alliant Energy Corporation receive written notice from the trustee or the holders of at least 25% in aggregate principal amount of the senior notes.

     If an event of default with respect to the senior notes occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior notes may declare the principal amount of the outstanding senior notes, and any interest accrued on the senior notes, to be due and payable immediately by delivering a written notice to us and Alliant Energy Corporation and to the trustee if given by the holders. At any time after that declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained, the holders of a majority in principal amount of all of the senior notes, by notice to the trustee, may rescind this declaration and all its consequences if all events of default have been cured or waived, other than the non-payment of principal of the outstanding senior notes which has become due solely by reason of the declaration of acceleration, and that declaration of acceleration and its consequences will be automatically annulled and rescinded.

     Holders of the senior notes may not enforce the indenture, the senior notes or any guarantees, if applicable, unless:

     - the holder has previously given written notice to the trustee of a continuing event of default with respect to the senior notes;

     - the holders of not less than 25% in aggregate principal amount of the senior notes have made written request to the trustee to institute proceedings in respect of such event of default under the senior notes in its own name as trustee;

     - the holder or holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

     - the trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceedings; and

     - no direction inconsistent with such written request has been given to the trustee during the 60-day period by the holders of a majority of the outstanding aggregate principal amount of the senior notes.

     However, these limitations do not apply to a suit instituted by a holder of any senior notes for the enforcement of the payment of the principal of or premium, if any, or interest on the senior notes on or after the applicable due date specified in the senior notes.

     If the trustee collects any money pursuant to an event of default under the senior notes, it will pay out the money in the following order:

     - first, to the trustee for amounts due to it as compensation for its services and any indemnities owed to it;

     - second, to holders of the senior notes in respect of which or for the benefit of which such money has been collected for amounts due and unpaid on the senior notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the senior notes for principal and interest; and

     - third, to the person or persons lawfully entitled thereto, or as a court of competent jurisdiction may direct.

     The trustee may fix a record date with respect to registered securities and payment date for any such payment to holders of the senior notes. This record date will not be less than 10 days nor more than 60 days prior to the applicable payment date.

OPTIONAL REDEMPTION

     We may redeem the senior notes at our option in whole or in part at any time, on at least 30 days' but not more than 60 days' prior written notice mailed to the registered holders of the senior notes, at a price equal to the greater of:

     - 100% of the principal amount of the senior notes being redeemed; and

     - the sum of the present values of the principal amount of the senior notes to be redeemed and the remaining scheduled payments of interest on the senior notes from the redemption date to December 1, 2011, discounted from their respective scheduled payment dates to the redemption date semi-annually, assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield plus 35 basis points, plus accrued interest on the senior notes to the redemption date.

     "Treasury Yield" means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes.

     "Comparable Treasury Price" means, with respect to any date of redemption:

     - the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding the redemption date, as set forth in the daily statistical release published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or

     - if this release is not published or does not contain such prices on the business day in question, the Reference Treasury Dealer Quotation for the redemption date.

     "Independent Investment Banker" means an independent investment banking institution of national standing appointed by us and reasonably acceptable to the trustee.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and redemption date, the average, as determined by us, of the bid and asked prices for the Comparable

Treasury Issue expressed in each case as a percentage of its principal amount and quoted in writing to us by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

     "Reference Treasury Dealer" means a primary United States government securities dealer in New York City appointed by us and reasonably acceptable to the trustee.

     Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of the senior notes to be redeemed at its registered address.

     If fewer than all the senior notes are to be redeemed, selection of senior notes for redemption will be made by the trustee in any manner the trustee deems fair and appropriate and that complies with applicable legal and securities exchange requirements.

     Unless we default in payment of the redemption price, from and after the date of redemption, the senior notes or portions thereof called for redemption will cease to bear interest, and the holders of the senior notes will have no right in respect of the senior notes except the right to receive the redemption price.

DEFEASANCE AND COVENANT DEFEASANCE

     The indenture provides that we and Alliant Energy Corporation may elect:

     - to be discharged from any and all of our respective obligations in respect of the senior notes ("defeasance"), except in each case for the obligations to register the transfer or exchange of the senior notes, replace stolen, lost or mutilated senior notes, maintain paying agencies and hold moneys for payments in trust or

     - not to comply with certain covenants ("covenant defeasance") of the indenture with respect to the senior notes described above under "-- Covenants"

if we and Alliant Energy Corporation irrevocably deposit with the trustee cash or U.S. Government Obligations or a combination of cash or U.S. Government Obligations, in an amount sufficient, together with interest paid on the U.S. Government Obligations, to pay, when due, the principal of, premium, if any, and interest on the outstanding senior notes to maturity or redemption. We and Alliant Energy Corporation must satisfy certain other conditions before we may effect defeasance or covenant defeasance. These conditions include:

     - that no event of default or event, which with notice or lapse of time would become an event of default with respect to the senior notes, will have occurred and be continuing on the date of the deposit or insofar as an event of default described in clause (e) of the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 181st day of the deposit and

     - that the defeasance or covenant defeasance will not result in the breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument under which we are bound or under which Alliant Energy Corporation is bound.

     To exercise any such option, we or Alliant Energy Corporation, as applicable, will be required to deliver to the trustee:

     - an opinion of independent counsel of recognized standing to the effect that the holders of the senior notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case absent the deposit, which in the case of defeasance must be based on a change in law or a published ruling by the United States Internal Revenue Service, and the deposit will not result in us or Alliant Energy Corporation being deemed an "investment company" required to be registered under the Investment Company Act of 1940 and

     - an officer's certificate as to compliance with all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the senior notes.

     If we or Alliant Energy Corporation wish to deposit or cause to be deposited money or U.S. Government Obligations to pay or discharge the principal of, premium, if any, and interest on the outstanding senior notes to and including a redemption date on which all of the outstanding senior notes are to be redeemed, the redemption date will be irrevocably designated by a resolution of our Board of Directors or a resolution of the Board of Directors of Alliant Energy Corporation delivered to the trustee on or prior to the date of deposit of such money or U.S. Government Obligations, and such Board resolution will be accompanied by an irrevocable notice of the defeasance to the trustee.

     If the trustee is unable to apply any money or U.S. Government Obligations deposited in trust to effect a defeasance or covenant defeasance by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then any obligations from which we or Alliant Energy Corporation had been discharged or released will be revived and reinstated as though no such deposit of moneys in trust had occurred, until the time that the trustee is permitted so to apply all of the money or U.S. Government Obligations deposited in trust.

     "U.S. Government Obligations" means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any U.S. Government Obligation or a specific payment of interest on or principal of any U.S. Government Obligation held by a custodian for the account of a holder of a depository receipt. However, except as required by law, a custodian is not authorized to make any deduction from the amount payable to the holder of any depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by a depository receipt.

PAYMENT AND PAYING AGENT

     We have appointed the trustee to act as paying agent with respect to the senior notes. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the senior notes.

     All moneys paid by us to the paying agent for the payment of the principal of, or premium, if any, or interest on, any senior notes that remain unclaimed at the end of two years after such principal, premium, if any, or interest has become due and payable will be repaid to us and the holder of the senior notes will thereafter look only to us for payment of any such amounts.

GOVERNING LAW

     The indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of Wisconsin.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATIONAL PURPOSES. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS BEING, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NEW SENIOR NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

     The following is a summary of certain material United States federal income tax consequences of the exchange offer to holders of the old senior notes. The discussion does not consider the aspects of the ownership and disposition of the old senior notes or the new senior notes. A discussion of the U.S. federal income tax consequences of holding and disposing of the senior notes is contained in the offering memorandum with respect to the old senior notes.

     The following summary deals only with senior notes held as capital assets by purchasers at the issue price who are United States holders and not with special classes of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt entities, persons holding senior notes as part of a hedge, conversion, constructive sale transaction, straddle or other risk reduction strategy, and persons whose functional currency is not the U.S. dollar. Persons considering the purchase of senior notes should consult their own tax advisors concerning these matters and as to the tax treatment under foreign, state and local tax laws and regulations. We cannot provide any assurance that the Internal Revenue Service will not challenge the conclusions stated below. We have not sought and will not seek a ruling from the IRS on any of the matters discussed below.

     This summary is based upon the Internal Revenue Code of 1986, Treasury Regulations, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Changes in this area of law may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a United States holder of senior notes. The authorities on which this discussion is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the exchange of old senior notes for the new senior notes may differ from the treatment described below.

     The exchange of old senior notes for the new senior notes under the terms of the exchange offer should not constitute a taxable exchange. As a result:

     - A holder should not recognize taxable gain or loss as a result of exchanging old senior notes for the new senior notes under the terms of the exchange offer;

     - The holder's holding period of the new senior notes should include the holding period of the old senior notes exchanged for the new senior notes; and

     - A holder's adjusted tax basis in the new senior notes should be the same as the adjusted tax basis, immediately before the exchange, of the old senior notes exchanged for the new senior notes.

                              PLAN OF DISTRIBUTION

     If you are a broker-dealer and hold old senior notes for your own account as a result of market-making activities or other trading activities and you receive new senior notes in exchange for old senior notes in the exchange offer, then you may be a statutory underwriter and must acknowledge that you will deliver a prospectus in connection with any resale of these new senior notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new senior notes received in exchange for old senior notes where such old senior notes were acquired as a result of market-making activities or other trading activities. We acknowledge and, unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of new senior notes. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds in connection with the exchange offer or any sale of new senior notes by broker-dealers. New senior notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new senior notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers or the purchasers of any such new senior notes. Any broker-dealer that resells new senior notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such new senior notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new senior notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Resales of the New Senior Notes."

                                 LEGAL MATTERS

     Foley & Lardner, Milwaukee, Wisconsin will issue an opinion about some legal matters with respect to the new senior notes and the new guarantees.

                                    EXPERTS

     The audited financial statements of Alliant Energy Corporation incorporated by reference in this prospectus from Alliant Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $300,000,000

                                 [ALLIANT LOGO]

                         ALLIANT ENERGY RESOURCES, INC.
                          NEW 7% SENIOR NOTES DUE 2011
                         UNCONDITIONALLY GUARANTEED BY
                           ALLIANT ENERGY CORPORATION

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                          , 200
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the provisions of the Wisconsin Business Corporation Law and
Article VIII of the Registrants' Bylaws, directors and officers of the Registrants are entitled to mandatory indemnification from the Registrants against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to either Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with either Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrants are not subject to personal liability to the Registrants, their shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

     The indemnification provided by the Wisconsin Business Corporation Law and the Registrants' Bylaws is not exclusive of any other rights to which a director or officer of the Registrants may be entitled. The Registrants also carry directors' and officers' liability insurance.

     The Registration Rights Agreement contains provisions under which the underwriters agree to indemnify the directors and officers of the Registrants against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the directors and officers may be required to make in respect thereof.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Joint Registration Statement.

     (b) Financial Statement Schedules. Schedule II -- Valuation and Qualifying Accounts is hereby incorporated by reference to Alliant Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-9894). All other schedules are omitted because they are not applicable or not required, or because the required information is shown either in the consolidated financial statements or in the notes thereto.

     (c) Reports, Opinions or Appraisals. Not applicable.

ITEM 22.  UNDERTAKINGS.

     (a) Each of the undersigned Registrants hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on December 12, 2001.

                                          ALLIANT ENERGY RESOURCES, INC.



                                          By:   /s/ ERROLL B. DAVIS, JR.
                                            ------------------------------------
                                              Erroll B. Davis, Jr.
                                              Chairman and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                        DATE
                   ---------                                     -----                        ----
            /s/ ERROLL B. DAVIS, JR.                Chairman and Chief Executive        December 12, 2001
------------------------------------------------    Officer and Director (Principal
              Erroll B. Davis, Jr.                  Executive Officer)

              /s/ THOMAS M. WALKER                  Executive Vice President and        December 12, 2001
------------------------------------------------    Chief Financial Officer
                Thomas M. Walker                    (Principal Financial Officer)

             /s/ JOHN E. KRATCHMER                  Corporate Controller and Chief      December 12, 2001
------------------------------------------------    Accounting Officer (Principal
               John E. Kratchmer                    Accounting Officer)

                       *                            Director                            December 12, 2001
------------------------------------------------
                 Alan B. Arends

                       *                            Director                            December 12, 2001
------------------------------------------------
                 Jack B. Evans

                       *                            Director                            December 12, 2001
------------------------------------------------
                 Joyce L. Hanes

                       *                            Director                            December 12, 2001
------------------------------------------------
                    Lee Liu

                       *                            Director                            December 12, 2001
------------------------------------------------
               Katharine C. Lyall

                       *                            Director                            December 12, 2001
------------------------------------------------
            Singleton B. McAllister

                   SIGNATURE                                     TITLE                        DATE
                   ---------                                     -----                        ----

                       *                            Director                            December 12, 2001
------------------------------------------------
                David A. Perdue

                       *                            Director                            December 12, 2001
------------------------------------------------
                 Judith D. Pyle

                       *                            Director                            December 12, 2001
------------------------------------------------
               Robert W. Schlutz

                       *                            Director                            December 12, 2001
------------------------------------------------
              Wayne H. Stoppelmoor

                       *                            Director                            December 12, 2001
------------------------------------------------
               Anthony R. Weiler

*By: /s/ ERROLL B. DAVIS, JR.
-----------------------------------------------
     Erroll B. Davis, Jr.
     Attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on December 12, 2001.

                                          ALLIANT ENERGY CORPORATION



                                          By:   /s/ ERROLL B. DAVIS, JR.
                                            ------------------------------------
                                              Erroll B. Davis, Jr.
                                              Chairman, President and Chief
                                              Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                        DATE
                   ---------                                     -----                        ----
            /s/ ERROLL B. DAVIS, JR.                Chairman, President and Chief       December 12, 2001
------------------------------------------------    Executive Officer and Director
              Erroll B. Davis, Jr.                  (Principal Executive Officer)

              /s/ THOMAS M. WALKER                  Executive Vice President and        December 12, 2001
------------------------------------------------    Chief Financial Officer
                Thomas M. Walker                    (Principal Financial Officer)

             /s/ JOHN E. KRATCHMER                  Corporate Controller and Chief      December 12, 2001
------------------------------------------------    Accounting Officer (Principal
               John E. Kratchmer                    Accounting Officer)

                       *                            Director                            December 12, 2001
------------------------------------------------
                 Alan B. Arends

                       *                            Director                            December 12, 2001
------------------------------------------------
                 Jack B. Evans

                       *                            Director                            December 12, 2001
------------------------------------------------
                 Joyce L. Hanes

                       *                            Director                            December 12, 2001
------------------------------------------------
                    Lee Liu

                       *                            Director                            December 12, 2001
------------------------------------------------
               Katharine C. Lyall

                       *                            Director                            December 12, 2001
------------------------------------------------
            Singleton B. McAllister

                   SIGNATURE                                     TITLE                        DATE
                   ---------                                     -----                        ----

                       *                            Director                            December 12, 2001
------------------------------------------------
                David A. Perdue

                       *                            Director                            December 12, 2001
------------------------------------------------
                 Judith D. Pyle

                       *                            Director                            December 12, 2001
------------------------------------------------
               Robert W. Schlutz

                       *                            Director                            December 12, 2001
------------------------------------------------
              Wayne H. Stoppelmoor

                       *                            Director                            December 12, 2001
------------------------------------------------
               Anthony R. Weiler

*By: /s/ ERROLL B. DAVIS, JR.
-----------------------------------------------
     Erroll B. Davis, Jr.
     Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
-------
                                  DOCUMENT DESCRIPTION
----------------------------------------------------------------------------------------

(4.1)        Indenture, dated as of November 4, 1999, among Alliant Energy Resources,
             Inc., Alliant Energy Corporation, as Guarantor, and Firstar Bank, N.A.
             (n/k/a U.S. Bank National Association), as Trustee (incorporated by reference to Exhibit 4.1 to Alliant Energy Resources, Inc.'s and Alliant
             Energy Corporation's Registration Statement on Form S-4 (Reg. No.
             333-92859)).

(4.2)        First Supplemental Indenture, dated as of November 4, 1999, among Alliant
             Energy Resources, Inc., Alliant Energy Corporation, as Guarantor, and
             Firstar Bank, N.A. (n/k/a U.S. Bank National Association), as Trustee
             (incorporated by reference to Exhibit 4.2 to Alliant Energy Resources,
             Inc.'s and Alliant Energy Corporation's Registration Statement on Form S-4
             (Reg. No. 333-92859)).

(4.3)        Second Supplemental Indenture, dated as of February 1, 2000, among Alliant
             Energy Resources, Inc., Alliant Energy Corporation, as Guarantor, and
             Firstar Bank, N.A. (n/k/a U.S. Bank National Association), as Trustee
             (incorporated by reference to Exhibit 99.4 to Alliant Energy Corporation's
             Current Report on Form 8-K dated February 1, 2000).

(4.4)        Third Supplemental Indenture, dated as of November 15, 2001, among Alliant
             Energy Resources, Inc., Alliant Energy Corporation, as Guarantor, and U.S.
             Bank National Association, as Trustee.

(4.5)        Form of New 7% Senior Notes due 2011 and related Guarantees.

(4.6)        Registration Rights Agreement, dated as of November 15, 2001, among Alliant
             Energy Resources, Inc., Alliant Energy Corporation, Merrill Lynch, Pierce,
             Fenner & Smith Incorporated, J.P. Morgan Securities Inc, Banc One Capital
             Markets, Inc., First Union Securities, Inc., Utehdahl Capital Partners,
             L.P. and the other Initial Purchasers set forth therein.

(4.7)        Indenture of Mortgage or Deed of Trust dated August 1, 1941, between
             Wisconsin Power and Light Company ("WP&L") and First Wisconsin Trust
             Company (n/k/a Firstar Bank, N.A.) and George B. Luhman, as Trustees, filed as Exhibit 7(a) in File No. 2-6409, and the indentures supplemental thereto dated, respectively, January 1, 1948, September 1, 1948, June 1, 1950,
             April 1, 1951, April 1, 1952, September 1, 1953, October 1, 1954, March 1,
             1959, May 1, 1962, August 1, 1968, June 1, 1969, October 1, 1970, July 1,
             1971, April 1, 1974, December 1, 1975, May 1, 1976, May 15, 1978, August 1,
             1980, January 15, 1981, August 1, 1984, January 15, 1986, June 1, 1986,
             August 1, 1988, December 1, 1990, September 1, 1991, October 1, 1991, March
             1, 1992, May 1, 1992, June 1, 1992 and July 1, 1992 (Second Amended Exhibit
             7(b) in File No. 2-7361; Amended Exhibit 7(c) in File No. 2-7628; Amended
             Exhibit 7.02 in File No. 2-8462; Amended Exhibit 7.02 in File No. 2-8882;
             Second Amendment Exhibit 4.03 in File No. 2-9526; Amended Exhibit 4.03 in
             File No. 2-10406; Amended Exhibit 2.02 in File No. 2-11130; Amended Exhibit
             2.02 in File No. 2-14816; Amended Exhibit 2.02 in File No. 2-20372; Amended
             Exhibit 2.02 in File No. 2-29738; Amended Exhibit 2.02 in File No. 2-32947;
             Amended Exhibit 2.02 in File No. 2-38304; Amended Exhibit 2.02 in File No.
             2-40802; Amended Exhibit 2.02 in File No. 2-50308; Exhibit 2.01(a) in File
             No. 2-57775; Amended Exhibit 2.02 in File No. 2-56036; Amended Exhibit 2.02
             in File No. 2-61439; Exhibit 4.02 in File No. 2-70534; Amended Exhibit 4.03
             File No. 2-70534; Exhibit 4.02 in File No. 33-2579; Amended Exhibit 4.03 in
             File No. 33-2579; Amended Exhibit 4.02 in File No. 33-4961; Exhibit 4B to
             WP&L's Form 10-K for the year ended December 31, 1988, Exhibit 4.1 to
             WP&L's Form 8-K dated December 10, 1990, Amended Exhibit 4.26 in File No.
             33-45726, Amended Exhibit 4.27 in File No. 33-45726, Exhibit 4.1 to WP&L's
             Form 8-K dated March 9, 1992, Exhibit 4.1 to WP&L's Form 8-K dated May 12,
             1992, Exhibit 4.1 to WP&L's Form 8-K dated June 29, 1992 and Exhibit 4.1 to
             WP&L's Form 8-K dated July 20, 1992).

EXHIBIT
NUMBER
-------
                                  DOCUMENT DESCRIPTION
----------------------------------------------------------------------------------------
(4.8)        Indenture, dated as of June 20, 1997, between WP&L and Firstar Trust
             Company (n/k/a U.S. Bank National Association), as Trustee, relating to debt securities (incorporated by reference to Exhibit 4.33 to Amendment No.
             2 to WP&L's Registration Statement on Form S-3 (Registration No.
             33-60917)).

(4.9)        Officers' Certificate, dated as of June 25, 1997, creating WP&L's 7%
             debentures due June 15, 2007 (incorporated by reference to Exhibit 4 to
             WP&L's Current Report on Form 8-K, dated June 25, 1997).

(4.10)       Officers' Certificate, dated as of October 27, 1998, creating WP&L's 5.70%
             debentures due October 15, 2008 (incorporated by reference to Exhibit 4 to
             WP&L's Current Report on Form 8-K, dated October 27, 1998).

(4.11)       Officers' Certificate, dated as of March 1, 2000, creating WP&L's 7 5/8%
             debentures due March 1, 2010 (incorporated by reference to Exhibit 4 to
             WP&L's Current Report on Form 8-K, dated March 1, 2000).

(4.12)       Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993, between IES Utilities Inc. ("IESU") (formerly Iowa Electric Light and Power
             Company ("IE")) and The First National Bank of Chicago, as Trustee
             ("Mortgage") (incorporated by reference to Exhibit 4(c) to IESU's Form 10-Q for the quarter ended September 30, 1993).

(4.13)       Supplemental Indentures to IESU's 1993 Mortgage:

                  NUMBER            DATED AS OF       IESU/IES INDUSTRIES INC.   EXHIBIT
             -----------------   ------------------      FILE REFERENCE          -------
                                                        -------------------
             First               October 1, 1993      Form 10-Q, 11/12/93        4(d)
             Second              November 1, 1993     Form 10-Q, 11/12/93        4(e)
             Third               March 1, 1995        Form 10-Q, 5/12/95         4(b)
             Fourth              September 1, 1996    Form 8-K, 9/19/96          4(c)(i)
             Fifth               April 1, 1997        Form 10-Q, 5/14/97         4(a)

(4.14)       Indenture of Mortgage and Deed of Trust, dated as of August 1, 1940, between IESU (formerly IE) and The First National Bank of Chicago, Trustee
             ("1940 Indenture") (incorporated by reference to Exhibit 2(a) to IESU's
             Registration Statement, File No. 2-25347).

(4.15)       Supplemental Indentures to IESU's 1940 Indenture:

                  NUMBER            DATED AS OF        IESU FILE REFERENCE       EXHIBIT
             -----------------   ------------------     -------------------      -------
             First               March 1, 1941        2-25347                    2(a)
             Second              July 15, 1942        2-25347                    2(a)
             Third               August 2, 1943       2-25347                    2(a)
             Fourth              August 10, 1944      2-25347                    2(a)
             Fifth               November 10, 1944    2-25347                    2(a)
             Sixth               August 8, 1945       2-25347                    2(a)
             Seventh             July 1, 1946         2-25347                    2(a)
             Eighth              July 1, 1947         2-25347                    2(a)
             Ninth               December 15, 1948    2-25347                    2(a)
             Tenth               November 1, 1949     2-25347                    2(a)
             Eleventh            November 10, 1950    2-25347                    2(a)
             Twelfth             October 1, 1951      2-25347                    2(a)
             Thirteenth          March 1, 1952        2-25347                    2(a)
             Fourteenth          November 5, 1952     2-25347                    2(a)
             Fifteenth           February 1, 1953     2-25347                    2(a)
             Sixteenth           May 1, 1953          2-25347                    2(a)
             Seventeenth         November 3, 1953     2-25347                    2(a)

EXHIBIT
NUMBER
-------
                                  DOCUMENT DESCRIPTION
----------------------------------------------------------------------------------------
             Eighteenth          November 8, 1954     2-25347                    2(a)
             Nineteenth          January 1, 1955      2-25347                    2(a)
             Twentieth           November 1, 1955     2-25347                    2(a)
             Twenty-first        November 9, 1956     2-25347                    2(a)
             Twenty-second       November 6, 1957     2-25347                    2(a)
             Twenty-third        November 4, 1958     2-25347                    2(a)
             Twenty-fourth       November 3, 1959     2-25347                    2(a)
             Twenty-fifth        November 1, 1960     2-25347                    2(a)
             Twenty-sixth        January 1, 1961      2-25347                    2(a)
             Twenty-seventh      November 7, 1961     2-25347                    2(a)
             Twenty-eighth       November 6, 1962     2-25347                    2(a)
             Twenty-ninth        November 5, 1963     2-25347                    2(a)
             Thirtieth           November 4, 1964     2-25347                    2(a)
             Thirty-first        November 2, 1965     2-25347                    2(a)
             Thirty-second       September 1, 1966    Form 10-K, 1966            4.10
             Thirty-third        November 30, 1966    Form 10-K, 1966            4.10
             Thirty-fourth       November 7, 1967     Form 10-K, 1967            4.10
             Thirty-fifth        November 5, 1968     Form 10-K, 1968            4.10
             Thirty-sixth        November 1, 1969     Form 10-K, 1969            4.10
             Thirty-seventh      December 1, 1970     Form 8-K, 12/70            1
             Thirty-eighth       November 2, 1971     2-43131                    2(g)
             Thirty-ninth        May 1, 1972          Form 8-K, 5/72             1
             Fortieth            November 7, 1972     2-56078                    2(i)
             Forty-first         November 7, 1973     2-56078                    2(j)
             Forty-second        September 10, 1974   2-56078                    2(k)
             Forty-third         November 5, 1975     2-56078                    2(l)
             Forty-fourth        July 1, 1976         Form 8-K, 7/76             1
             Forty-fifth         November 1, 1976     Form 8-K, 12/76            1
             Forty-sixth         December 1, 1977     2-60040                    2(o)
             Forty-seventh       November 1, 1978     Form 10-Q, 6/30/79         1
             Forty-eighth        December 1, 1979     Form S-16, 2-65996         2(q)
             Forty-ninth         November 1, 1981     Form 10-Q, 3/31/82         2
             Fiftieth            December 1, 1980     Form 10-K, 1981            4(s)
             Fifty-first         December 1, 1982     Form 10-K, 1982            4(t)
             Fifty-second        December 1, 1983     Form 10-K, 1983            4(u)
             Fifty-third         December 1, 1984     Form 10-K, 1984            4(v)
             Fifty-fourth        March 1, 1985        Form 10-K, 1984            4(w)
             Fifty-fifth         March 1, 1988        Form 10-Q, 5/12/88         4(b)
             Fifty-sixth         October 1, 1988      Form 10-Q, 11/10/88        4(c)
             Fifty-seventh       May 1, 1991          Form 10-Q, 8/13/91         4(d)
             Fifty-eighth        March 1, 1992        Form 10-K, 1991            4(c)
             Fifty-ninth         October 1, 1993      Form 10-Q, 11/12/93        4(a)
             Sixtieth            November 1, 1993     Form 10-Q, 11/12/93        4(b)
             Sixty-first         March 1, 1995        Form 10-Q, 5/12/95         4(a)
             Sixty-second        September 1, 1996    Form 8-K, 9/19/96          4(f)
             Sixty-third         April 1, 1997        Form 10-Q, 5/14/97         4(b)

(4.16)       Indenture or Deed of Trust dated as of February 1, 1923, between IESU
             (successor to Iowa Southern Utilities Company ("IS") as result of merger of
             IS and IE) and The Northern Trust Company (The First National Bank of
             Chicago, successor) and Harold H. Rockwell (Richard

EXHIBIT
NUMBER
-------
                                  DOCUMENT DESCRIPTION
----------------------------------------------------------------------------------------
             D. Manella, successor), as Trustees (1923 Indenture) (incorporated by reference to Exhibit B-1 to File No. 2-1719).

(4.17)       Supplemental Indentures to IESU's 1923 Indenture:
                                 DATED AS OF          FILE REFERENCE             EXHIBIT
                                 ------------------     -------------------      -------
                                 May 1, 1940          2-4921                     B-1-k
                                 May 2, 1940          2-4921                     B-1-l
                                 October 1, 1945      2-8053                     7(m)
                                 October 2, 1945      2-8053                     7(n)
                                 January 1, 1948      2-8053                     7(o)
                                 September 1, 1950    33-3995                    4(e)
                                 February 1, 1953     2-10543                    4(b)
                                 October 2, 1953      2-10543                    4(q)
                                 August 1, 1957       2-13496                    2(b)
                                 September 1, 1962    2-20667                    2(b)
                                 June 1, 1967         2-26478                    2(b)
                                 February 1, 1973     2-46530                    2(b)
                                 February 1, 1975     2-53860                    2(aa)
                                 July 1, 1975         2-54285                    2(bb)
                                 September 2, 1975    2-57510                    2(bb)
                                 March 10, 1976       2-57510                    2(cc)
                                 February 1, 1977     2-60276                    2(ee)
                                 January 1, 1978      0-849                      2
                                 March 1, 1979        0-849                      2
                                 March 1, 1980        0-849                      2
                                 May 31, 1986         33-3995                    4(g)
                                 July 1, 1991         0-849                      4(h)
                                 September 1, 1992    0-849                      4(m)
                                 December 1, 1994     0-4117-1                   4(f)

(4.18)       Indenture (For Unsecured Subordinated Debt Securities), dated as of
             December 1, 1995, between IESU and The First National Bank of Chicago, as
             Trustee (Subordinated Indenture) (incorporated by reference to Exhibit 4(i)
             to IESU's Amendment No. 1 to Registration Statement, File No. 33-62259).

(4.19)       Indenture (For Senior Unsecured Debt Securities), dated as of August 1,
             1997, between IESU and The First National Bank of Chicago, as Trustee
             (incorporated by reference to Exhibit 4(j) to IESU's Registration
             Statement, File No. 333-32097).

(4.20)       Officers' Certificate, dated as of August 4, 1997, creating IESU's 6 5/8%
             Senior Debentures, Series A, due 2009 (incorporated by reference to Exhibit
             4.12 to IESU's Annual Report on Form 10-K, for the year ended December 31,
             2000).

(4.21)       Officers' Certificate, dated as of March 6, 2001, creating IESU's 6 3/4%
             Senior Debentures, Series B, due 2011 (incorporated by reference to Exhibit
             4 to IESU's Current Report on Form 8-K, dated March 6, 2001).

(4.22)       The Original through the Nineteenth Supplemental Indentures of Interstate
             Power Company ("IPC") to The Chase Manhattan Bank and Carl E. Buckley and
             C. J. Heinzelmann, as Trustees, dated January 1, 1948 securing First
             Mortgage Bonds (incorporated by reference to Exhibits 4(b) through 4(t) to
             IPC's Registration Statement No. 33-59352 dated March 11, 1993).

EXHIBIT
NUMBER
-------
                                  DOCUMENT DESCRIPTION
----------------------------------------------------------------------------------------
(4.23)       Twentieth Supplemental Indenture of IPC to The Chase Manhattan Bank and C.
             J. Heinzelmann, as Trustees, dated May 15, 1993 (incorporated by reference to Exhibit 4(u) to IPC's Registration Statement No. 33-59352 dated March
             11, 1993).

             Pursuant to Item 601(b)(4)(iii) of Regulation S-K, the registrants agree to furnish to the Securities and Exchange Commission, upon request, any instrument defining the rights of holders of long-term debt not being registered that is not filed as an exhibit to this Registration Statement on Form S-4. No such instrument authorizes securities in excess of 10% of the total assets of Alliant Energy Corporation or Alliant Energy Resources,
             Inc., as the case may be.

(5)          Opinion of Foley & Lardner (including consent of counsel).

(12)         Statement re computation of ratios of earnings to fixed charges.

(23.1)       Consent of Arthur Andersen LLP.

(23.2)       Consent of Foley & Lardner (filed as part of Exhibit (5)).

(24)         Powers of attorney.

(25)         Form T-1 Statement of Eligibility and Qualification under the Trust
             Indenture Act of 1939 of U.S. Bank National Association.

(99.1)       Form of Letter of Transmittal.

(99.2)       Form of Notice of Guaranteed Delivery.

(99.3)       Guidelines for Certification of Taxpayer Identification Number on Form W-9.

(99.4)       Form of Letter to Clients.

(99.5)       Form of Instructions to Registered Holder and/or DTC Participant from
             Beneficial Owners.

(99.6)       Form of Letter to Nominees.

     Documents incorporated by reference to filings made by Alliant Energy Corporation under the Securities Exchange Act of 1934, as amended, are under File No. 1-9894. Documents incorporated by reference to filings made by Wisconsin Power and Light Company under the Securities Exchange Act of 1934, as amended, are under File No. 0-337. Documents incorporated by reference to filings made by IES Industries Inc. under the Securities Exchange Act of 1934, as amended, are under File No. 1-9187. Documents incorporated by reference to filings made by IES Utilities Inc. under the Securities Exchange Act of 1934, as amended, are under File No. 0-4117-1. Documents incorporated by reference to filings made by Interstate Power Company under the Securities Exchange Act of 1934, as amended, are under File No. 1-3632.